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                          STOCK PURCHASE AGREEMENT

                                BY AND AMONG

                      THE LIVING TRUST OF RICHARD BELVEAL
                   DATED FEBRUARY 14, 1995, THE CLERC FAMILY
                     TRUST NO. 1988-1 DATED JULY 25, 1988,
                     RICHARD L. BELVEAL AND ALBERT J. CLERC

                                   AS SELLERS

                                      AND

                            PIONEER COMPANIES, INC.

                                  AS PURCHASER


================================================================================


                                  JULY 3, 1996

                              TABLE OF CONTENTS

                                                                                                                      PAGE
                                                                                                                      ----
ARTICLE I  DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         Section 1.01.  Certain Defined Terms . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         Section 1.02.  References, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

ARTICLE II  PURCHASE AND SALE OF THE STOCK  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         Section 2.01.  Purchase and Sale . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         Section 2.02.  Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         Section 2.03.  Time and Place of Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         Section 2.04.  Delivery of the Stock; Payment of Purchase Price  . . . . . . . . . . . . . . . . . . . . . . . 3

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF SELLERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         Section 3.01.  Organization and Qualificationg . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         Section 3.02.  Capitalization of the Company; Title to the Stock . . . . . . . . . . . . . . . . . . . . . . . 4
         Section 3.03.  Capitalization of T.C. Products; Title to T.C. Products Stock . . . . . . . . . . . . . . . . . 4
         Section 3.04.  Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         Section 3.05.  No Conflict . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         Section 3.06.  Consents and Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         Section 3.07.  Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         Section 3.08.  Undisclosed Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         Section 3.09.  Absence of Changes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
         Section 3.10.  Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
         Section 3.11.  Assets and Properties of the Company and T.C. Products  . . . . . . . . . . . . . . . . . . . . 9
         Section 3.12.  Condemnation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         Section 3.13.  Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         Section 3.14.  Intellectual Property Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         Section 3.15.  Receivables . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         Section 3.16.  Governmental Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         Section 3.17.  Collective Bargaining Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         Section 3.18.  Labor Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         Section 3.19.  Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         Section 3.20.  Compliance with Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         Section 3.21.    Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         Section 3.22.  Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         Section 3.23.  Product Warranty and Product Liability  . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         Section 3.24.  Customers; Suppliers; Dealers and Distributors  . . . . . . . . . . . . . . . . . . . . . . .  16
         Section 3.25.  Environmental . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         Section 3.26.  Public Utility Holding Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         Section 3.27.  Acquisition Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         Section 3.28.  Propriety of Past Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

         Section 3.29.  Brokers, Finders and Financial Advisors . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         Section 3.30.  Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         Section 3.31.  Representations Relating to Subordinated Notes  . . . . . . . . . . . . . . . . . . . . . . .  19

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF PURCHASER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         Section 4.01.  Organization and Qualification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         Section 4.02.  Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         Section 4.03.  No Conflict . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         Section 4.04.  Consents and Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         Section 4.05.  Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         Section 4.06.  Exchange Act Filings..  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         Section 4.07.  Financial Statements.   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         Section 4.08.  No Adverse Change. .  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         Section 4.09.  Issuance of Subordinated Notes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         Section 4.10.  Acquisition of the Stock for Investment . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         Section 4.11.  Brokers, Finders and Financial Advisors . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         Section 4.12.  Disclosure. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

ARTICLE V  COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         Section 5.01.  Investigation of Business; Access to Properties and Records . . . . . . . . . . . . . . . . .  23
         Section 5.02.  Closing Conditions; Obtaining Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         Section 5.03.  Further Assurances  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         Section 5.04.  Conduct of Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         Section 5.05.  Public Announcements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         Section 5.06.  Acquisition Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         Section 5.07.  Tax Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         Section 5.08.  Employee Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         Section 5.09.  Casualty Loss and Condemnation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         Section 5.10.  Updating of Schedules; Certain Notifications  . . . . . . . . . . . . . . . . . . . . . . . .  28
         Section 5.11.  Collection of Receivables; Guaranty . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         Section 5.12.    Employment and Non-Competition Agreements . . . . . . . . . . . . . . . . . . . . . . . . .  29
         Section 5.13.    Post Closing Mergers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29

ARTICLE VI  CONDITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         Section 6.01.  Conditions to Obligations of each of the Parties  . . . . . . . . . . . . . . . . . . . . . .  30
         Section 6.02.  Conditions to Obligations of Sellers  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         Section 6.03.  Conditions to Obligations of Purchaser  . . . . . . . . . . . . . . . . . . . . . . . . . . .  32

ARTICLE VII  TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         Section 7.01.  Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         Section 7.02.  Effect of Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

ARTICLE VIII  INDEMNIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         Section 8.01.  Indemnification of Sellers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         Section 8.02.  Indemnification of Purchaser  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         Section 8.03.  Limitations on Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         Section 8.04.  Indemnification Procedures. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         Section 8.05.  Payment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40
         Section 8.06.  Other Indemnities; Survival of Representations,
                 Warranties and Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40

ARTICLE IX  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         Section 9.01.  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
         Section 9.02.  Setoff  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
         Section 9.03.  Benefit and Burden  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         Section 9.04.  No Third Party Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         Section 9.05.  Amendments and Waiver . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         Section 9.06.  Assignments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
         Section 9.07.  Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         Section 9.08.  Captions and Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         Section 9.09.  Construction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         Section 9.10.  Severability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         Section 9.11.  Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         Section 9.12.  Applicable Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         Section 9.13.  Submission to Jurisdiction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
         Section 9.14.  Arbitration . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         Section 9.15.  Expenses; Prevailing Party Costs  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
         Section 9.16.  Entire Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46


                                                         EXHIBITS
                                                         --------

EXHIBIT A      -  GUARANTY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  Section 2.04
EXHIBIT B      -  NONCOMPETITION AND EMPLOYMENT AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . . Section 5.12(a)
EXHIBIT C      -  NONCOMPETITION AGREEMENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . Section 5.12(b)

                           STOCK PURCHASE AGREEMENT


                 THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made effective as of the 3rd day of July, 1996, by and among Richard L. Belveal, an individual residing in Gig Harbor, Washington ("Belveal"), individually and in his capacity as Trustee of The Living Trust of Richard Belveal dated February 14, 1995 ("Belveal Trust"), and Albert J. Clerc, an individual residing in Gig Harbor, Washington, ("Clerc"), individually and, with his spouse Patricia A. Clerc, in their respective capacities as trustees of The Clerc Family Trust No. 1988-1 dated July 25, 1988 ("Clerc Trust" and, with the Belveal Trust, herein sometimes referred to collectively as the "Trusts", and Belveal, Clerc and the Trusts being herein referred to individually as "Seller" and collectively as the "Sellers"), and Pioneer Companies, Inc., a Delaware corporation ("Pioneer") or its assignee provided for in Section 9.06 (Pioneer or such assignee being herein referred to as "Purchaser").

                             PRELIMINARY STATEMENTS

         1. T. C. Holdings, Inc., a New Mexico corporation (the "Company"), has a wholly-owned subsidiary, T.C. Products, Inc. ("T.C. Products"), a Washington corporation, which is engaged in the manufacture and sale of bleach, rinse and ammonia.

         2. The Trusts own all of the issued and outstanding capital stock of the Company (the "Stock").

         3. Sellers desire that the Trusts sell the Stock to Purchaser, and Purchaser desires to purchase the Stock from the Trusts, on the terms, provisions and conditions set forth herein.

                 NOW, THEREFORE, in consideration of the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Sellers and Purchaser do hereby agree as follows:


                                   ARTICLE I

                                  DEFINITIONS

                 Section 1.01. Certain Defined Terms. Capitalized terms used in this Agreement and not otherwise defined herein shall have the respective meanings set forth in Annex A hereto.

                 Section 1.02. References, Etc. The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in Annex A or in any other provision of this Agreement in the singular shall have the same meanings in the plural and vice versa. All pronouns, nouns and other terms used in this Agreement shall include the masculine, feminine and neuter forms thereof, wherever appropriate to the context. All references herein to Articles, Sections, Annexes, Exhibits and Schedules shall, unless the context requires a different construction, be deemed to be references to the Articles and Sections of this Agreement and the Annexes, Exhibits and Schedules attached hereto and made a part hereof. In this Agreement, unless a clear contrary intention appears, the word "including" (and with correlative meaning "include") means including, without limiting the generality of any description preceding such term. All accounting terms not specifically defined herein shall be construed in accordance with GAAP.


                                   ARTICLE II

                         PURCHASE AND SALE OF THE STOCK

                 Section 2.01. Purchase and Sale. On the Closing Date and upon the terms and subject to the conditions set forth herein, the Trusts shall sell, convey, transfer, assign and deliver the Stock to Purchaser, free and clear of all Liens, and Purchaser shall purchase and accept the Stock from the Trusts.

                 Section 2.02. Purchase Price. The purchase price (the "Purchase Price") for the Stock shall be an amount equal to (a) $12,000,000 plus all Cash of the Company (but not including Cash of T.C. Products) (b) less the Company's Liabilities, (c) less unpaid Taxes or plus excess Taxes paid or accrued, whichever applies, arising from operations or transactions by the Company only, including Taxes payable in connection with the transactions referenced in the first sentence of Sections 6.01(d) and (e), (d) plus any receivable due to the Company for Taxes paid on behalf of T.C. Products arising from the operations of or transactions by T.C. Products after the date of the T.C. Products Unaudited Financial Statements, as reflected on the Unaudited Financial Statements, (e) less any Liability of T.C. Products which is not payable or performable in accordance with the stated terms of the instrument evidencing such liability on or prior to one year after the date of this Agreement and owed to Persons other than the Company, excluding any Debt incurred or relating to capital expenditures committed to as provided, and subject to the limitation, in Section 5.04(a), but including the amount of all payment obligations from and after the Effective Time (as hereinafter defined) arising in connection with the industrial revenue bonds of T.C. Products, as the matters set forth in clause (e) are reflected in the T.C. Products Unaudited Financial Statements and detailed by date, obligee and amount in
Schedule 2.02 hereto and (f) all interest earned on cash accounts of the Company from the Effective Time to the Closing Date. A calculation of the Purchase Price computed as if the Effective Time were May 26, 1996, is shown on
Schedule 2.02 attached hereto. All amounts (other than interest provided for in clause (f)) shall be determined as of the Effective Time.

                 Section 2.03. Time and Place of Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VI hereof, the closing of the transactions contemplated by this Agreement shall take place on the Closing Date at 10:00 A.M., Seattle time, at the offices of McGavick Graves, P.S., 1102 Broadway, Suite 500, Tacoma, Washington 98401-1317, or at such other time, date or place as Sellers and Purchaser may agree. Upon consummation of the Closing, the transactions contemplated by this Agreement shall be deemed effective as of 12:01 a.m. Seattle time on July 1, 1996 ("Effective Time").

                 Section 2.04. Delivery of the Stock; Payment of Purchase Price. On the Closing Date: (a) the Trusts shall deliver to Purchaser the certificates representing the Stock, duly endorsed in blank or accompanied by stock powers duly endorsed in blank, with all Taxes attributable to the transfer and sale of the Stock paid by the Trusts; and (b) in full consideration and exchange for the Stock, the Purchaser shall pay the Trusts the Purchase Price as follows: (i) $4,500,000 by delivery of two Subordinated Notes executed by Purchaser, with one Subordinated Note issued each Trust, in equal principal amount and bearing interest at the prime rate announced by Bank of America National Trust and Savings Association plus one per cent (but not less than eight per cent per annum), payable monthly, maturing one year after date subject to extension of maturity for a period of five (5) years from the Closing Date in the event of the subsequent acquisition by Pioneer of T-Chem Products, Inc., a California corporation ("T-Chem") and otherwise in form mutually agreed by the parties on or prior to Closing, and (ii) the balance of the Purchase Price by wire transfer of immediately available funds: (x) for the Clerc Trust, to Seafirst Bank, Gig Harbor Branch, ABA No. 125000024, Account No. 92171-685 in the name of Albert J. and Patricia A. Clerc as trustees for the Clerc Family Trust Dated 7/88, and (y) for the Belveal Trust, to Seafirst Bank, Gig Harbor Branch, ABA No. 125000024, Account No. 92171-727, in the name of Richard L. Belveal as trustee for the Belveal Family Trust dated 2/94, or such other account as is specified by either Trust in writing to Purchaser not less than two Business Days prior to the Closing Date. Payment of the Subordinated Notes shall be guaranteed by Pioneer and by Pioneer Water Technologies, Inc., a Delaware corporation and wholly-owned subsidiary of Pioneer ("PWT"), pursuant to guaranty agreements (collectively "Guaranty") each in substantially the form attached as Exhibit A.


                                  ARTICLE III

                   REPRESENTATIONS AND WARRANTIES OF SELLERS

                 Subject to all of the terms, conditions and provisions of this Agreement, each Seller hereby represents and warrants to Purchaser, as of the date hereof and as of the Closing Date, as follows:

                 Section 3.01. Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of New Mexico. The Company has all requisite power and authority, corporate or otherwise, to own, lease and operate its Assets and Properties and to carry on its business as now being conducted. The Company is duly qualified to do business and is in good standing in the jurisdictions shown on
Schedule 3.01, which are the only jurisdictions in which its Assets and Properties or the nature of the business conducted by it makes such qualification necessary and where failure to so qualify would have a Material Adverse Effect with respect to the Company and its subsidiaries. T.C. Products is a corporation duly organized, validly existing and in good standing under the Laws of the State of Washington. T.C. Products has all requisite power and authority, corporate and otherwise, to own, lease and operate its Assets and Properties and to carry on its business as now being conducted. T.C. Products is duly qualified to do business and is in good standing in the jurisdictions shown on Schedule 3.01, which are the only jurisdictions in which its Assets and Properties or the nature of the business conducted by it makes such qualification necessary and where failure to so qualify would have a Material Adverse Effect with respect to T.C. Products. The Company does not have and has had no subsidiaries or Affiliates (excluding Related Persons) other than T.C. Products.

                 Section 3.02. Capitalization of the Company; Title to the Stock. The authorized capital stock of the Company consists of 1,000 shares of common stock, par value $1.00 per share, all of which shares representing the Stock are issued and outstanding. All of the outstanding shares of capital stock of the Company have been duly authorized and validly issued, are fully paid and nonassessable and are free of preemptive rights. All of the Stock is owned of record by the Trusts, free and clear of Liens, other than the Stock owned by the Clerc Trust, which constitutes and is subject to community property interests of Clerc and Patricia A. Clerc. There are no outstanding or authorized subscriptions, options, warrants, calls, rights or other similar Contracts, including rights of conversion or exchange under any outstanding Debt or equity security or other Contract (each, a "Commitment"), to which any of the Stock is subject or obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, any other shares of capital stock of the Company or any other Debt or equity securities convertible into or evidencing the right to subscribe for any such shares of capital stock or obligating the Company to grant, extend or enter into any such Contract. There are no voting trusts, proxies or other Contracts to which Sellers or the Company is a party or is bound with respect to the voting of any shares of capital stock of the Company. The Trusts have full legal right to sell, assign and transfer the Stock to Purchaser and will, upon payment for the Stock and delivery to Purchaser of a certificate or certificates representing the Stock, transfer good and indefeasible title to the Stock to Purchaser, free and clear of Liens.

                 Section 3.03.  Capitalization of T.C. Products; Title to T.C.
Products Stock.   The authorized capital stock of T.C. Products consists of
1,000,000 shares of common stock, par value $1.00 per share, of which 300,000 shares are issued and outstanding. T.C. Products has no treasury shares. All of the outstanding shares of capital stock of T.C. Products ("T.C. Products Stock") have been duly authorized and validly issued, are fully paid and nonassessable and are free of preemptive rights. All of the T.C. Products Stock is owned beneficially and of record by the Company, free and clear of Liens. There are no Commitments to which any of the T.C. Products Stock is subject or obligating T.C. Products to issue, deliver or sell, or cause to be issued, delivered or sold, any other shares of capital stock of T.C. Products or any other Debt or equity securities convertible into or evidencing the right to subscribe for any such shares of capital stock or obligating T.C. Products to grant, extend or enter into any such Contract. There are no voting trusts, proxies or other Contracts to which the Company or T.C. Products is a party or is bound with respect to the voting of any shares of capital stock of T.C. Products.

                 Section 3.04. Authority. Each of the Sellers and the Company has all requisite power and authority, corporate or otherwise, to execute and deliver this Agreement and the Closing Documents to which he or it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of the Closing Documents to which it will be a party and the consummation of the transactions contemplated thereby have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings or approvals on the part of the Company are necessary to authorize the Closing Documents or to consummate the transactions contemplated thereby. Each of the Sellers has duly and validly executed and delivered this Agreement and each of the Sellers and the Company will, on or prior to the Closing Date, execute and deliver the Closing Documents to which it is a party and, assuming the due authorization, execution and delivery of this Agreement and the Closing Documents by the parties hereto and thereto other than Sellers and the Company, this Agreement constitutes, and when executed and delivered each of such Closing Documents will constitute, the legal, valid and binding obligation of each of the Sellers and the Company, as applicable, enforceable against each of the Sellers and the Company, as applicable, in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and general equitable principles.

                 Section 3.05. No Conflict. Except as set forth on Schedule 3.05, the execution and delivery by each of the Sellers and the Company of this Agreement and the Closing Documents to which he or it is a party and the consummation of the transactions contemplated hereby and thereby, do not and will not, by the lapse of time, the giving of notice or otherwise: (a) constitute a violation of any Law; (b) constitute a breach or violation of any provision contained in the charter or bylaws of the Company or T.C. Products;
(c) constitute a breach of any provision contained in, or a default under, any Governmental Approval, any writ, injunction, order, judgment or decree of any Governmental Authority or any Contract to which any of the Sellers, the Company or T.C. Products is a party or by which any of the Sellers, the Company, T.C. Products or any of their respective Assets and Properties is bound or affected; or (d) result in or require the creation of any Lien upon the Stock or, except as otherwise provided in this Agreement and the Closing Documents, any of the Assets and Properties of any of the Sellers, the Company or T.C. Products.

                 Section 3.06.  Consents and Approvals.  Except as set forth in
Schedule 3.06, no Governmental Approvals and no notifications, filings or registrations to or with any Governmental Authority or any other Person is or will be necessary for the valid execution and delivery by each of the Sellers and the Company of this Agreement and the Closing Documents to which he or it is a party or the consummation of the transactions contemplated hereby or thereby, or the enforceability hereof or thereof, other than those which have been obtained or made and are in full force and effect.

                 Section 3.07. Financial Statements. Prior to the date hereof, Sellers have delivered to Purchaser copies of: (a) the unaudited consolidated balance sheets, statements of income and retained earnings and Related Schedules of the Company and T.C. Products as at and for the fiscal years ended September 30, 1994 and 1995, as prepared by the Company and T.C. Products, respectively, (the "Annual Financial Statements");
(b) the consolidated unaudited balance sheets, statements of income and retained earnings and Related Schedules of the Company and T.C. Products as at and for the eight month period ending May 31, 1996, as prepared by the Company and T.C. Products, respectively (the "Unaudited Financial Statements"), (c) the unaudited balance sheets, statements of income and retained earnings and Related Schedules of T.C. Products as at and for the fiscal years ended September 30, 1994 and 1995, (the "T.C. Products Annual Financial Statements"), and (d) the unaudited balance sheet, statements of income and retained earnings and Related Schedules of T.C. Products as at and for the eight month period ending May 31, 1996 (the "T.C. Products Unaudited Financial Statements" and, together with the Annual Financial Statements, the Unaudited Financial Statements, the T.C. Products Annual Financial Statements, and the Effective Time Financial Statements (as hereinafter defined), herein collectively the "Financial Statements"). Not later than seven days prior to Closing, Sellers shall have delivered to Purchaser copies of (a) the consolidated unaudited balance sheet, statements of income and retained earnings and Related Schedules of the Company and T.C. Products as at and for the period commencing October 1, 1995 and ending on the Effective Time, as prepared by the Company and T.C. Products, respectively, and (b) the unaudited balance sheet, statements of income and retained earnings and Related Schedules of T.C. Products as at and for the period commencing October 1, 1995 and ending on the Effective Time (collectively, the "Effective Time Financial Statements"). Except as set forth in Schedule 3.07 (i) the Financial Statements have been prepared on a consistent basis and fairly and accurately present the financial position of the Company and/or T.C. Products, as applicable, as of the dates indicated therein and the results of operations for the respective periods indicated therein (except as otherwise noted therein), subject to changes in the Unaudited Financial Statements, T.C. Products Unaudited Financial Statements and the Effective Time Financial Statements resulting from normal year-end adjustments which adjustments in the aggregate shall not be material (other than adjustments related to depreciation, inventory valuation and unaccrued bonuses and profit sharing plan contribution related to such unaccrued bonuses, which adjustments are, for all Financial Statements other than the Effective Time Financial Statements, reflected in Schedule 3.07, and for the Effective Time Financial Statements are included therewith), and (ii) the Related Schedules are true, correct and complete.

                 Section 3.08. Undisclosed Liabilities. Except as set forth in Schedule 3.08, the Company and its Affiliates did not have as of the date of the Unaudited Financial Statements, and have not incurred since that date, any Liabilities of any nature, except Liabilities: (a) which are accrued or reserved against in the Unaudited Financial Statements; or (b) which were incurred after the date of the Unaudited Financial Statements in the ordinary course of the business of the Company and its Affiliates consistent with past practice and which did not have, and could not reasonably be expected to have, a Material Adverse Effect with respect to the Company or any Affiliate.

                 Section 3.09. Absence of Changes. Except with respect to the transactions contemplated by this Agreement and the Closing Documents or as set forth in the Western States

Letter and Schedule 3.09, since the date of the most recent Annual Financial Statements, each of the Company and T.C. Products has:

                 (a) conducted its business only in the ordinary and usual course and consistent with past practice;

                 (b) not (i) amended or proposed to amend its charter or bylaws, (ii) split, combined or reclassified any shares of its capital stock or (iii) declared, set aside or paid any dividend or distribution on any shares of its capital stock, whether payable in cash, stock, Assets and Properties or otherwise;

                 (c) not issued, sold, pledged or disposed of, or agreed to issue, sell, pledge or dispose of, any shares of its capital stock or any Commitment or any Debt or equity securities convertible into or exchangeable for any shares of its capital stock;

                 (d) not (i) created, incurred, assumed, guaranteed or become contingently liable with respect to any Debt (other than Debt not exceeding $300,000 in the aggregate incurred in connection with capital expenditures of the Company or T.C. Products, which amount will not reduce the Purchase Price), or canceled any Debts owed to it,
         (ii) paid any amounts owed under the Industrial Revenue Bonds issued by T.C. Products other than scheduled payments, (iii) redeemed, purchased, acquired or offered to purchase or acquire any shares of its capital stock or any Commitments or any Debt or equity security convertible into or exchangeable for any shares of its capital stock,
         (iv) purchased, acquired or leased any Assets and Properties other than in the ordinary course of business consistent with past practice,
         (v) made any capital expenditure or commitment therefor other than in the ordinary course of business, consistent with past practice, (vi) sold, pledged, leased, disposed of or encumbered any of its Assets and Properties other than sales of inventory in the ordinary course of business, (vii) purchased or acquired any businesses or the securities or other Debt or equity interests of any Person, (viii) made any loan or advance to, or any investment in, any Person, (ix) entered into any Contract, or amended, modified or terminated any Contract, other than in the ordinary course of business consistent with past practice, (x) made any payment or distribution to the Company or T.C. Products except in the ordinary course of business and consistent with past practices (which payments or distributions are set forth on Schedule 3.09), or (xi) changed its policies with respect to the extension of credit to customers, suppliers or distributors;

                 (e) not (i) entered into or amended, or committed itself to enter into or amend, any employment, severance, consulting, compensation or special pay Contract, with respect to termination of employment or otherwise, or other similar Contracts with any directors, officers or key employees, (ii) paid or agreed to pay any pension, retirement allowance or other employee benefit to any such director, officer or key employee, whether past or present (other than for benefit entitlements under Employee Plans and Agreements in effect as of the date of the Annual Financial Statements in accordance with the terms of such Employee

         Plans and Agreements), or (iii) paid any bonuses to, or increased the compensation of, any Employee (including Sellers);

                 (f) not adopted, entered into or amended, or committed itself to adopt, enter into or amend, any of the Employee Plans and Agreements, except as required to comply with changes in applicable Law;

                 (g) maintained its financial Books and Records on a consistent basis, with to the best of Sellers' knowledge no deviation from requirements of GAAP accounting principles other than as set forth in Schedule 3.09, and not made any change in its accounting systems, methods or practices;

                 (h) maintained with financially responsible insurance companies insurance on its tangible Assets and Properties and its businesses in such amounts and against such risks and Losses as are consistent with past practice;

                 (i) not engaged in any transaction or sustained any Loss which had, or could reasonably be expected to have, and there has not been, a Material Adverse Effect with respect to the Company or T.C. Products;

                 (j) not suffered any physical damage, destruction or Loss to its Assets and Properties (whether or not insured) in excess of $25,000 in the aggregate;

                 (k) used its customary efforts to preserve intact its business organizations and goodwill, kept available the services of its present officers and key employees, used its customary efforts to preserve its business relationships with customers, suppliers, dealers, distributors, franchisees and others having business relationships with it and not engaged in any action, directly or indirectly, with the intent to adversely impact the transactions contemplated by this Agreement or any of the Closing Documents;

                 (l) not increased or made any other change in, or charge against, any of the Reserves or written off or written down any of the Receivables; and

                 (m) not entered into any Contract to do any of the foregoing.

                 Section 3.10. Litigation. Except as set forth in Schedule 3.10, there are no Claims pending or, to the knowledge of Sellers or the Company, threatened against or affecting either the Company or T.C. Products or any of their Assets and Properties before or by any Governmental Authority or any other Person. Neither Sellers nor the Company has knowledge of the basis for any Claim, which alone or in the aggregate: (a) could reasonably be expected to result in any Liability which could have a Material Adverse Effect with respect to the Company or T.C. Products; or (b) seeks to restrain or enjoin the execution and delivery of this Agreement or any of the Closing Documents or the consummation of any of the transactions contemplated hereby or thereby. Except as set forth in Schedule 3.10, there are no judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a Governmental Authority or by an arbitrator) against the Company or T.C. Products or any of their Assets and Properties: (i) that impose a material Liability on the Company or T.C. Products; (ii) that have or could reasonably be expected to have a Material Adverse Effect with respect to the Company or T.C. Products; or (iii) which prohibit or restrict, or could reasonably be expected to result in any delay of, the consummation of the transactions contemplated by this Agreement or any of the Closing Documents.

                 Section 3.11. Assets and Properties of the Company and T.C. Products. Except as set forth in Schedule 3.11, the Company and T.C. Products have good and indefeasible title to all of the Assets and Properties reflected in the Unaudited Financial Statements, free and clear of Liens (other than Permitted Encumbrances), except for Assets and Properties sold or otherwise disposed of by the Company or T.C. Products between the date of the Unaudited Financial Statements and the date hereof in the ordinary course of business. Except as set forth in Schedule 3.11, the Unaudited Financial Statements reflect all of the material Assets and Properties used or held for use in the business of T.C. Products as of the date hereof and such Assets and Properties constitute all of the Assets and Properties necessary in the judgment of Sellers to conduct the business of T.C. Products as currently conducted. All leases under which the Company or T.C. Products leases any Assets and Properties are free and clear of Liens (other than Permitted Encumbrances), in good standing and valid and effective in accordance with their respective terms and there is not, under any of such leases: (a) any existing default by the Company or T.C. Products or, to the knowledge of Sellers or the Company, by any other party thereto; or (b) to the knowledge of Sellers or the Company, any event which with the giving of notice or the lapse of time, or both, would become a default, except for such defaults as to which requisite waivers or consents have been or will, on or prior to the Closing Date, be obtained.
Schedule 3.11 sets forth separate lists of all of the fixed Assets and Properties of the Company and T.C. Products and all Assets and Properties of the Company and T.C. Products which are leased by the Company and T.C. Products. All of the Assets and Properties of the Company and T.C. Products reflected in the Unaudited Financial Statements or purchased since the date of the Unaudited Financial Statements: (i) other than inventory, have been maintained in accordance with good industry practice; and (ii) as to inventory, are of a quality and quantity usable and saleable in the ordinary course of business, and not surplus or obsolete (other than inventory of T.C. Products which might become obsolete in the ordinary course of business because of changes required by customers of T.C. Products), and are valued in the Unaudited Financial Statements at existing standard cost. Except as set forth in Schedule 3.11, all work-in-process is of a quality ordinarily produced and is produced in accordance with the requirements of the orders to which such work-in-process is identified. Except as set forth in Schedule 3.11, all of such Assets and Properties (including inventory and work-in-process) are located on premises owned or leased by the Company or T.C. Products.

                 Section 3.12. Condemnation. Except as set forth in Schedule 3.12, there are no pending or, to the knowledge of Sellers or the Company, threatened condemnation or eminent domain proceedings, or contemplated sales in lieu thereof, involving a partial or total taking of any of the Assets and Properties of the Company or T.C. Products.

                 Section 3.13. Contracts. Except with respect to contracts covered by the Western States Letter, Schedule 3.13 hereto sets forth a true, complete and correct list of all Contracts (including all amendments thereto) to which the Company or T.C. Products is a party or by which the Company, T.C. Products or any of their Assets and Properties is bound and which (a) involve consideration or other expenditures in excess of $25,000 or performance over a period of more than one year, or (b) relate to transactions of any nature between the Company or T.C. Products and any Affiliate of Sellers, the Company or T.C. Products. Sellers or the Company has furnished Purchaser with true, complete and correct copies of all of such Contracts. Except as set forth on
Schedule 3.13, as of the date hereof neither the Company nor T.C. Products is, and to the knowledge of Sellers and the Company, no other party to any such Contract is, in breach or violation of any such Contract or default thereunder and there does not exist any event that, with the giving of notice or the lapse of time, or both, would become a breach, violation or default by the Company or T.C. Products or, to the knowledge of Sellers or the Company, any other party thereto, except for such breaches, violations, defaults and events as to which requisite waivers or consents have been or will, on or prior to the Closing Date, be obtained.

                 Section 3.14. Intellectual Property Rights. Schedule 3.14 sets forth separate true, complete and correct lists of: (a) all of the Intellectual Property Rights capable of being listed, specifying whether such Intellectual Property Rights are owned or licensed by the Company or T.C. Products; and (b) all Contracts relating to any of the Intellectual Property Rights. The Company or T.C. Products owns or lawfully possesses, and has the right to use, all of the Intellectual Property Rights, and all of the Intellectual Property Rights are valid and in full force and effect. None of the Intellectual Property Rights are owned by any Person other than the Company or T.C. Products. Neither the Company nor T.C. Products is now, and upon consummation of the transactions contemplated hereby will not be, in default in any material respect under any license, distribution agreement, manufacturing agreement or other Contract related to any of the Intellectual Property Rights. Neither the Company nor T.C. Products has granted any license to or made any assignment of any of the Intellectual Property Rights. Except as set forth in
Schedule 3.14, there is no existing or, to the knowledge of Sellers or the Company, threatened infringement, misuse or misappropriation by any Person of any of the Intellectual Property Rights. Neither the Company nor T.C. Products is infringing or has infringed on any intellectual property rights of any Person and there is no pending Claim (i) alleging any infringement, misuse or misappropriation by the Company or T.C. Products of any intellectual property rights allegedly owned by any other Person or (ii) challenging or, to the knowledge of Sellers or the Company, threatening to challenge the Company's or T.C. Products' rights, title and interests with respect to its continued use and right to preclude others from using any of the Intellectual Property Rights.

                 Section 3.15. Receivables. The Unaudited Financial Statements set forth all of the trade and other accounts receivable, notes, bonds and other evidences of Debt and other rights to receive payments owing to the Company or T.C. Products at their respective dates (collectively with any of the foregoing arising between the Receivables Schedule Date (as hereinafter defined) and the Closing Date, the "Receivables") and any and all reserves applicable thereto (collectively, the "Reserves"). Schedule 3.15 sets forth an aged schedule of all of the Receivables as of a date within three Business Days prior to the date hereof (the "Receivables Schedule Date"). Except as set forth in Schedule 3.15 or shown on the T.C. Products Unaudited Financial Statements, since September 30, 1995: (a) there has been no increase or other change in, or charge against, any of the Reserves; or (b) any write-off or write-down of any of the Receivables, except for increases, changes, charges, write-offs or write-downs not exceeding $15,000 in the aggregate. Except as set forth in Schedule 3.15, all of the Receivables: (i) represent arms' length sales actually made in the ordinary course of business;
(ii) are subject to no counterclaim or set-off; and (iii) are not in dispute. All Receivables remaining unpaid on the Closing Date will be collectible within 120 days following the Closing Date. Purchaser will use commercially reasonable efforts to collect all Receivables in the ordinary course of business.

                 Section 3.16.  Governmental Approvals.  Except as set forth in
Schedule 3.16: (a) the Company and T.C. Products have all Governmental Approvals (including those required pursuant to any Environmental Law) required for the ownership, conduct and operation of their business as presently conducted; (b) all of such Governmental Approvals are in full force and effect;
(c) neither the Company nor T.C. Products has committed any violation of any of the terms of any of such Governmental Approvals and is in compliance in all material respects with all of such Governmental Approvals; and (d) neither the Company nor T.C. Products has received any notice of violation of any of the terms of any such Governmental Approvals which is outstanding and unresolved or unsatisfied. No revocation, termination, limitation, withdrawal or inability to renew any of such Governmental Approvals is pending or, to the knowledge of Sellers or the Company, threatened. Except as set forth on Schedule 3.16: (i) all consents and waivers required on the parts of Sellers, the Company or T.C. Products under such Governmental Approvals in connection with the execution and delivery of this Agreement and the Closing Documents and the consummation of the transactions contemplated hereby and thereby have been obtained and are in full force and effect; and (ii) the execution of this Agreement and the Closing Documents and the consummation of the transactions contemplated hereby and thereby in and of themselves will not result in the revocation, termination, limitation, withdrawal or inability to renew any of such Governmental Approvals.

                 Section 3.17. Collective Bargaining Agreements. Except as set forth in Schedule 3.17: (a) neither the Company nor T.C. Products is a party to any collective bargaining agreements with any unions, guilds, shop committees or other collective bargaining groups representing or purporting to represent employees of the Company or T.C. Products ("Employees"); (b) Sellers or the Company has furnished Purchaser with true, complete and correct copies of all such agreements; and (c) no grievance or arbitration proceeding has been requested, is pending or, to the knowledge of Sellers or the Company, threatened arising out of or in connection with any of such agreements.

                 Section 3.18. Labor Matters. Except as set forth in Schedule 3.18, since June 1, 1993 neither the Company nor T.C. Products has experienced any labor strike, general employment dispute, request for representation, union organization efforts, work slowdown or stoppage or boycott with respect to the products or services sold by the Company or T.C. Products, against or affecting the Company or T.C. Products or their Assets and Properties. Except as set forth in Schedule 3.18: (a) the Company and T.C. Products have complied, and are in compliance, in all material respects with all applicable Laws respecting employment and employment practices, employment terms and conditions of employment, including any provisions thereof relating to wages, hours, collective bargaining and the payment of social security, unemployment and similar Taxes; (b) there is no unfair labor practice charge or complaint against the Company or T.C. Products pending or, to the knowledge of Sellers or the Company, threatened; (c) there is no labor strike, general employment dispute, request for representation, union organization effort, work slowdown or stoppage or boycott with respect to the products or services sold by the Company or T.C. Products pending or, to the knowledge of Sellers or the Company, threatened against or affecting the Company or any of its Affiliates or their Assets and Properties; (d) there are no administrative charges or court complaints against the Company or T.C. Products concerning alleged employment discrimination or other employment related matters pending or, to the knowledge of Sellers or the Company, threatened before the U.S. Equal Employment Opportunity Commission or any other Governmental Authority; and (e) no Person has, to the knowledge of Sellers or the Company, asserted that the Company or T.C. Products has any Liability for any arrearages of wages or any Taxes or penalties for failure to comply with any of the foregoing.

                 Section 3.19.  Employee Benefit Plans.

                 (a) Disclosure. Schedule 3.19(a) sets forth a true, complete and correct list of all pension, thrift, savings, profit sharing, retirement, incentive bonus or other bonus, medical, dental, life, accident insurance, benefit, employee welfare, disability, group insurance, stock purchase, stock option, stock appreciation, stock bonus, executive or deferred compensation, loan, hospitalization, cafeteria plan and other similar fringe or employee benefit or compensation plans, programs and arrangements, and any employment or consulting contracts, "golden parachutes," severance agreements or plans, vacation and sick leave plans, programs, arrangements and policies, including all "employee benefit plans" (as defined in Section 3(3) of ERISA), all employee manuals, and all written or binding oral statements of policies, practices or understandings relating to employment (collectively, the "Employee Plans and Agreements"), which are provided to, for the benefit of or relate to the Employees and/or directors of the Company or T.C. Products, including any former Employees or directors of the Company or T.C. Products. Except as set forth in Schedule 3.19(a), Sellers have furnished Purchaser with true, complete and correct copies of: (i) all of the Employee Plans and Agreements, including all amendments thereto and all summary plan descriptions thereof, (ii) the most recent Liability valuation report with respect to each of the Employee Plans and Agreements for which a report or estimate has been prepared, (iii) the most recent assets valuation report with respect to each of the Employee Plans and Agreements that has Assets and Properties for which a report or estimate is required to have been prepared, (iv) the most recent annual report (form 5500) filed with respect to each of the Employee Plans and Agreements for which such report must be filed and
         (v) the most recent favorable Internal Revenue Service determination letter received with respect to each of the Employee Plans and Agreements that is intended to be qualified under Section 401(a) of the Code or trust intended to be exempt under Section 501(a) or
         Section 501(c)(9) of the Code.

                 (b) Compliance with Laws and Plan Terms; Qualification and Exemption; Title IV of ERISA. Except as set forth on Schedule 3.19(b): (i) with respect to each of the Employee Plans and Agreements, the Company and T.C. Products have complied in all material respects with, and each of the Employee Plans and Agreements conforms in all material respects to and has from its inception been operated in all material respects in compliance with, all applicable Laws, including ERISA and the Code, and each of the Employee Plans and Agreements has been administered in all material respects in accordance with its terms; (ii) all contributions required to be made to any of the Employee Plans and Agreements and all premiums for insurance coverage for each fiscal year for each of the Employee Plans and Agreements ended before the date hereof, and for any portion of a fiscal year ending on the Closing Date, have been timely paid, or with respect to payments to be made but not yet due, have been properly accrued and recorded in the Financial Statements; (iii) each of the Employee Plans and Agreements that is intended to be qualified under
         Section 401(a) of the Code and each trust intended to be exempt under
         Section 501(a) or Section 501(c)(9) of the Code (the "Qualified Plans") is qualified or exempt, as the case may be; and (iv) (x) none of the Employee Plans and Agreements is subject to Title IV of ERISA and (y) each of the Qualified Plans is a single plan, as defined in
         Section 414(l) of the Code and the regulations thereunder, in which the Company and T.C. Products are the sole employers.

                 (c) Liabilities; Claims and Proceedings; Terminations. Except as set forth on Schedule 3.19(c), no event or condition has occurred or exists (including any contingent withdrawal Liability event under Section 4204 of ERISA) with respect to any "employee benefit plan" (as defined in Section 3(3) of ERISA, including any "multiemployer plan" as defined in Section 4001(a)(3) of ERISA), whether or not maintained or contributed to by the Company or T.C. Products, which individually or collectively could result in a material Liability to the Company or T.C. Products under the Code or other applicable law. Except as set forth on Schedule 3.19(c), there is no material pending or, to the knowledge of Sellers or the Company, threatened or anticipated Claims (other than undisputed Claims for the payment of benefits in accordance with the terms thereof), grievance or allegation of unfair labor practice (or any basis therefor) involving any of the Employee Plans and Agreements or any investigation, proceeding, administrative review or other administrative agency process pending or, to the knowledge of Sellers or the Company, threatened which could result in the imposition upon the Company or T.C. Products of any material penalty, assessment or Liability in connection with any of the Employee Plans and Agreements, individually or collectively. Except as set forth on Schedule 3.19(c), each of the Employee Plans and Agreements can be unilaterally terminated at any time by the Company or T.C. Products without any Liability to any Person.

                 (d) Prohibited Transactions; Reportable Events. Except as set forth on Schedule 3.19(d), none of the Employee Plans and Agreements has engaged or is about to engage in a "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code, a "Prohibited Transaction") and no "reportable event" (as defined in Section

         4043 of ERISA) has occurred or is about to occur, in either case, which could result in any material Liability to the Company or T.C. Products.

                 (e) No Triggering of Obligations. The execution and delivery by each of the Sellers and the Company of this Agreement and the Closing Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not:
         (i) entitle any Employee to severance pay, unemployment compensation or any other payment; (ii) except as set forth on Schedule 3.19(e), accelerate the time of payment or vesting, or increase the amount of compensation due to any Employee; or (iii) result in any Prohibited Transaction for which an exemption is not available.

                 (f) Future Commitments. Except as set forth in Schedule 3.19(f), neither the Company nor T.C. Products has any commitment or has taken any action to adopt or establish any additional Employee Plans and Agreements or to materially increase the benefits under any of the existing Employee Plans and Agreements. None of the Employee Plans and Agreements provides (or has any obligation or commitment to provide) health benefits with respect to any current or former Employees, directors or independent contractors (or any beneficiary thereof) of the Company or T.C. Products beyond their retirement or other termination of service (other than coverage mandated by Title I, Part 6 of ERISA, Subtitle B).

                 Section 3.20.  Compliance with Laws.  Except as set forth in
Schedule 3.20, each of the Company and T.C. Products: (a) has not committed a violation of any material requirement of any Law and is in compliance in all material respects with all Laws; (b) has not been given notice or been charged with the violation of any material requirement of any Law; and (c) is not subject to any Liability for past or continuing violation of any Law. Except as disclosed in Schedule 3.20, no investigation or review by any Governmental Authority with respect to the Company or T.C. Products or their Assets and Properties is pending or, to the knowledge of Sellers or the Company, threatened and no Governmental Authority has indicated to the Company, T.C. Products or Sellers an intention to conduct the same.

                 Section 3.21. Taxes. The Company and T.C. Products have correctly prepared and filed all federal, state, local and foreign Tax returns and other reports that the Company and T.C. Products are required by Law to file and have paid all Taxes that are due and payable pursuant to such returns and reports or are otherwise due and payable under applicable Law, except to the extent that any of the same are being contested in good faith by appropriate proceedings promptly initiated and diligently pursued and with respect to which reserves have been set aside on the Books and Records of the Company or T.C. Products in an amount sufficient to discharge any such disputed Tax Liability and which are reflected in the Unaudited Financial Statements. Since September 30, 1995, T.C. Products has not, directly or indirectly, paid or incurred any Liability for payment of Taxes in an amount greater than the amount of Taxes it would have paid or become obligated to pay as a non-consolidated individual taxpayer entity. No installment or deferred payments of Taxes and no deficiency or assessment of Taxes has been proposed, asserted or assessed or, to the knowledge of Sellers or the Company, been threatened to be proposed, asserted or assessed, with respect to the business of the Company or T.C. Products by any Governmental Authority or any other Person which has not been fully paid or finally settled. There are no ongoing administrative or judicial proceedings concerning Taxes or any audits or examinations of any of the Tax returns of the Company or T.C. Products. None of the Assets and Properties of the Company or T.C. Products is required to be treated as being owned by any other Person pursuant to Section 168(f)(8) of the Code. No closing agreement or similar Contract with any Governmental Authority exists with respect to the Company or T.C. Products or their business relating to Taxes for any taxable year or period after the date hereof. Neither the Company nor T.C. Products has been granted any waiver of any statute of limitations with respect to, or any extension of any period for the assessment of, any Taxes relating to the Company or T.C. Products or their business. The Company and T.C. Products have never been audited by the Internal Revenue Service. The statute of limitations has run on all Tax returns of the Company and T.C. Products through September 30, 1992. Neither the Company nor T.C. Products has made any election under
Section 341(f) of the Code or is a United States real property holding company under Section 897 of the Code. No Debt of the Company or T.C. Products is "corporate acquisition indebtedness" within the meaning of Section 279(b) of the Code. Except as may otherwise be provided in Section 5.07, all Tax settlement agreements, arrangements, policies or guidelines, formal or informal, express or implied, that may exist between the Company and T.C. Products and all obligations thereunder shall terminate as of the Closing Date. Sellers or the Company has furnished true, complete and correct copies of all of such Tax settlement agreements, arrangements, policies or guidelines to Purchaser.

                 Section 3.22. Insurance. Schedule 3.22 sets forth a true, complete and correct list and description of all policies of fire, liability, environmental, pollution, product liability, workers compensation, health and other forms of insurance currently, or within the last three years, in effect with respect to the Company or T.C. Products or their Assets and Properties (and any programs of self insurance), including, with respect to each such policy: (a) the limit of Liability upon the issuance thereof; (b) the period of time during which such coverage has been maintained with the issuer thereof;
(c) a description of retentions, self-insured amounts, deductibles and other similar amounts; (d) the available coverage thereunder as of the date hereof; and (e) all Claims made and notices given to the insurer with respect to each such policy's coverage during the last three years (or such shorter period of time as to which such policy has been in force and effect with such insurer). Neither the Company nor T.C. Products is a co-insurer under any such policies, except to the extent of the amount of the deductible, self-retention or similar amounts applicable to such policies. There is no Claim by the Company or T.C. Products pending under any of such policies as to which coverage has been questioned, denied or disputed. Except as set forth in Schedule 3.22, neither the Company nor T.C. Products has been denied any insurance coverage applicable to its business or its Assets and Properties within the last three years by any insurer or prospective insurer. Neither the Company nor T.C. Products has received any written notice from or on behalf of any insurance carrier issuing any such policy that insurance rates therefor will hereafter be increased (except to the extent that insurance rates may be increased for all similarly situated risks for all policy holders) due to the activities or the condition of the business of the Company or T.C. Products or their Assets and Properties.

                 Section 3.23.  Product Warranty and Product Liability.
Schedule 3.23 sets forth a true, complete and correct description of product Liability and similar Claims which are presently pending or, to the knowledge of Sellers or the Company, threatened, or which have been asserted or commenced against the Company or T.C. Products within the last three years. None of the products of the Company or T.C. Products has been the subject of any recall requirement within the last three years and no facts or conditions exist which could reasonably be expected to result in any recall requirement. All of the products of the Company and T.C. Products have been designed and manufactured so as to comply in all material respects with all standards and specifications of Governmental Authorities currently in effect in the jurisdictions in which such products are sold with respect to the applications for which they are sold, and the Company and T.C. Products have received all Governmental Approvals necessary to allow the sale and use of such products in such jurisdictions.

                 Section 3.24.  Customers; Suppliers; Dealers and Distributors.

                 (a) Customers. Schedule 3.24(a) sets forth a true, complete and correct list of all customers of T.C. Products (in terms of and specifying the dollar volume of purchases from T.C. Products by each such customer) that purchased products or services sold by T.C. Products in and for each of its three most recent fiscal years and the portion of the current fiscal year covered by the Unaudited Financial Statements, showing the total dollar amount of gross sales to each such customer during each such year or portion thereof. The T.C. Products Annual Financial Statements and the T.C. Products Unaudited Financial Statements show the total amount of returns from customers during each of such fiscal years or portion thereof. T.C. Products has not received notice from any of its ten largest customers during the most recent fiscal year and the portion of the current year covered by the T.C. Products Unaudited Financial Statements that the execution of this Agreement and the Closing Documents and the consummation of the transactions contemplated hereby and thereby will result in the loss to T.C. Products of any such customers.

                 (b) Suppliers. Schedule 3.24(b) sets forth a true, complete and correct list of all suppliers to T.C. Products (in terms of and specifying the dollar volume of purchases by T.C. Products from each such supplier) that supplied Assets and Properties (including inventory) purchased by T.C. Products in and for each of the twenty-four (24) calendar months ending June 28, 1996, showing the total dollar amount of purchases from each such supplier during each such month. Returns by T.C. Products to such suppliers during such period are deducted from the obligation owing for purchases. Except as set forth on Schedule 3.24(b), T.C. Products has not received notice from any such supplier that the execution of this Agreement and the Closing Documents and the consummation of the transactions contemplated hereby and thereby will result in the loss to T.C. Products of any such suppliers.

                 (c) Dealers , Distributors and Food Brokers. Schedule 3.24(c) sets forth a true, complete and correct list of all dealers, distributors (including food brokers) and franchisees of T.C. Products. Prior to the date hereof, Sellers have delivered to Purchaser copies of all dealer, distributor and franchise Contracts and policy statements, and a description of all material modifications or exceptions thereto. Neither the Company nor T.C. Products has received notice from any such dealer, distributor or franchisee that the execution of this Agreement and the Closing Documents and the consummation of the transactions contemplated hereby and thereby will result in the loss to T.C. Products of any such dealers, distributors or franchisees.

                 Section 3.25.  Environmental.  Except as set forth in
Schedule 3.25:

                 (a) neither the Company nor T.C. Products has committed any violation of any Environmental Law and the Company and T.C. Products, and the present conditions and activities of and on, and use of, the Assets and Properties of the Company and T.C. Products, are in compliance in all material respects with all Environmental Laws;

                 (b) neither the Company nor T.C. Products has been given notice of or been charged with any violation of any Environmental Law;

                 (c) neither the Company nor T.C. Products is subject to any Liability under any Environmental Law arising out of operations by the Company or T.C. Products prior to Closing;

                 (d) no investigation or review of the Company or T.C. Products by any Governmental Authority in connection with any Environmental Law is pending or, to the knowledge of Sellers or the Company, threatened and no Governmental Authority has indicated to the Company or Sellers an intention to conduct the same;

                 (e) none of the Assets and Properties presently or heretofore owned or controlled by the Company or T.C. Products has been used (i) as a landfill, or for waste disposal activities or operations, (ii) as a site for the generation, storage, treatment, processing, recycling or disposal of any Hazardous Material except in compliance with Environmental Laws or (iii) for any other use that would or could (excluding Hazardous Materials existing on such Assets and Properties in compliance in all material respects with all Environmental Laws) give rise to the Release of any Hazardous Material on any of the Assets and Properties presently or heretofore owned or controlled by the Company or T.C. Products, or on any off-site properties;

                 (f) there is no Hazardous Material or storage tank (whether underground or above ground, closed or otherwise), sump or well currently on any of the Assets and Properties presently or heretofore owned or controlled by the Company or T.C. Products;

                 (g) neither the Company nor T.C. Products has received any notice or has any knowledge of any Environmental Claims, Liabilities and Losses with respect to the Company or T.C. Products regarding any Assets and Properties presently or heretofore owned or controlled by the Company or T.C. Products, or any adjacent property;

                 (h) neither the Company nor T.C. Products nor any tenant or subtenant of the Company or T.C. Products either is or has been required to obtain any Governmental Approval to construct, occupy, operate, use or conduct any activity currently ongoing on any of the Assets and Properties of the Company or T.C. Products by reason of any Environmental Law; and

                 (i) none of the Assets and Properties presently or heretofore owned or controlled by the Company or T.C. Products is currently on or has ever been on, or is or has ever been proposed for listing on or investigation under, any federal or state "superfund" or "super lien" list, including CERCLA.

                 Section 3.26. Public Utility Holding Company. Neither the Company nor T.C. Products is a "holding company," a "subsidiary company" of a "holding company," an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company" or a "public utility," as such terms are defined in the Public Utility Holding Company Act of 1935 and the rules and regulations thereunder.

                 Section 3.27. Acquisition Transactions. Except for the letter of intent dated April 19, 1996 between certain of the Sellers and Purchaser, this Agreement and the Closing Documents, none of Sellers, the Company or T.C. Products is a party to any Contract, including any letter of intent, in connection with, related to or providing for the acquisition of all or any substantial part of the business or Assets and Properties of the Company or T.C. Products or any capital stock of the Company or T.C. Products, whether by merger, purchase of Assets and Properties, tender offer or otherwise, and whether for cash, securities or any other consideration.

                 Section 3.28. Propriety of Past Payments. Except as set forth in Schedule 3.28: (a) no funds or Assets and Properties of the Company or T.C. Products have been used for illegal purposes; (b) no unrecorded funds or Assets and Properties of the Company or T.C. Products have been established for any purpose; (c) no accumulation or use of the funds or Assets and Properties of the Company or T.C. Products has been made without being properly accounted for in the financial Books and Records of the Company or T.C. Products; (d) all payments by or on behalf of the Company or T.C. Products have been duly and properly recorded and accounted for in their financial Books and Records; (e) no fraudulent entry has been made in the financial Books and Records of the Company or T.C. Products; (f) no payment has been made by or on behalf of the Company or T.C. Products with the understanding that any part of such payment is to be used for any purpose other than that described in the documents supporting such payment; and (g) neither the Company nor T.C. Products has made, directly or indirectly, any illegal contributions to any political party or candidate, either domestic or foreign, or any other payment in violation of any applicable Law.

                 Section 3.29. Brokers, Finders and Financial Advisors. No broker, finder or financial advisor has acted for Sellers or the Company or T.C. Products in connection with this Agreement or any of the Closing Documents or the transactions contemplated hereby or thereby, and no broker, finder or financial advisor is entitled to any broker's, finder's or financial advisor's fee or other commission in respect thereof based in any way on any Contract with Sellers, the Company or T.C. Products.

                 Section 3.30. Disclosure. The schedules, documents, exhibits, reports, certificates and other written statements and information furnished by or on behalf of Sellers, the Company or T.C. Products to Purchaser do not contain any material misstatement of fact or, to the knowledge of Sellers or the Company, omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading. Sellers have not withheld any fact known to them or the Company which has or is reasonably likely to have a Material Adverse Effect with respect to the Company or T.C. Products.

                 Section 3.31.  Representations Relating to Subordinated Notes.
(a) Each Seller understands that the Subordinated Notes have not been registered under the Securities Act nor qualified under any state securities laws, and that such securities are being offered and sold pursuant to an exemption from such registration and qualification based in part upon the representations of the Sellers contained herein.

                 (b) Each Seller has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment contemplated by this Agreement. Each Trust is able to bear the economic risk of its investment in Purchaser, including, but not limited to, a complete loss of its investment.

                 (c) Each Seller understands: (i) that the Trust must bear the economic risk of this investment indefinitely unless the Subordinated Notes are registered pursuant to the Securities Act or, in the opinion of counsel reasonably satisfactory to Purchaser, an exemption from such registration is available, and unless the disposition of such securities is qualified under applicable state securities laws or, in the opinion of counsel reasonably satisfactory to Purchaser, an exemption from such qualification is available; and (ii) that Purchaser has no obligation or present intention of so registering or qualifying any of the Subordinated Notes. Each Trust further understands that there is no assurance that any exemption from the Securities Act will be available, or, if available, that such exemption will allow the Trust to sell, assign, pledge, hypothecate, encumber or otherwise transfer or dispose of (each, a "Transfer") any subordinated Note then held by the Trust in the amounts or at the times the Trust might propose.

                 (d) Each Trust is acquiring the Subordinated Notes solely for its own account for investment and not with a view toward the resale, Transfer, or distribution thereof, nor with any present intention of distributing the Subordinated Notes. Except as provided in this Agreement, the Trust has not granted to another Person any right with respect to or interest in the Subordinated

Notes, nor has the Trust agreed to give any Person any such interest or right in the future (excepting any rights or interests which may exist by virtue of community property laws).


                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF PURCHASER

                 Subject to all of the terms, conditions and provisions of this Agreement, Purchaser hereby represents and warrants to Sellers, as of the date hereof and as of the Closing Date, as follows:

                 Section 4.01. Organization and Qualification. Purchaser is a corporation, duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. Purchaser has all requisite power and authority, corporate or otherwise, to own, lease and operate its Assets and Properties and to carry on its business as now being conducted. Purchaser is duly qualified to do business and is in good standing in each jurisdiction in which its Assets or Properties or the nature of the business conducted by it makes such qualification necessary and where the failure to so qualify would have a Material Adverse Effect with respect to Purchaser and its subsidiaries.

                 Section 4.02. Authority. Purchaser has all requisite power and authority, corporate or otherwise, to execute and deliver this Agreement and the Closing Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Purchaser of this Agreement and the Closing Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors of Purchaser and no other corporate proceedings or approvals on the part of Purchaser are necessary to authorize this Agreement or the Closing Documents or to consummate the transactions contemplated hereby or thereby. Purchaser has duly and validly executed and delivered this Agreement and will, on or prior to the Closing Date, execute and deliver each of the Closing Documents to which it is a party and, assuming the due authorization, execution and delivery of this Agreement and such Closing Documents by the other parties hereto and thereto, this Agreement constitutes, and when executed and delivered each of such Closing Documents will constitute, the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and general equitable principles.

                 Section 4.03. No Conflict. The execution and delivery by Purchaser of this Agreement and the Closing Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and shall not, by the lapse of time, the giving of notice or otherwise: (a) constitute a violation of any Law; (b) constitute a breach or violation of any provision contained in its charter documents; (c) constitute a breach of any provision contained in, or a default under, any Governmental Approval, any writ, injunction, order, judgment or decree of any Governmental Authority or any Contract to which Purchaser is a party or by which Purchaser or its Assets and Properties is bound or affected; or (d) except as otherwise contemplated by this Agreement and the Closing Documents, result in or require the creation of any Lien upon any of the Assets and Properties of Purchaser.

                 Section 4.04.  Consents and Approvals.  Except as set forth in
Schedule 4.04, no Governmental Approvals and no notifications, filings or registrations to or with any Governmental Authority or any other Person is or will be necessary for the valid execution and delivery by Purchaser of this Agreement and the Closing Documents to which it is a party, or the consummation of the transactions contemplated hereby or thereby, or the enforceability hereof or thereof, other than those which have been obtained or made and are in full force and effect.

                 Section 4.05. Litigation. There are no Claims pending or, to the knowledge of Purchaser, threatened before or by any Governmental Authority or any other Person, and Purchaser has no knowledge of the basis for any Claim, which either alone or in the aggregate, seeks to restrain or enjoin the execution and delivery of this Agreement or any of the Closing Documents or the consummation of any of the transactions contemplated hereby or thereby. There are no judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a Governmental Authority or by an arbitrator) against Purchaser which prohibit or restrict, or could reasonably be expected to result in any delay of, the consummation of the transactions contemplated by this Agreement or any of the Closing Documents.

                 Section 4.06. Exchange Act Filings. The Annual Report on Form 10-K of Pioneer for its fiscal year ended December 31, 1995 (and the information incorporated by reference therein) (the "Form 10-K") contained all information required to be contained therein and otherwise complied in all material respects with the Exchange Act and the rules and regulations thereunder.

                 Section 4.07. Financial Statements. Purchaser has delivered to Sellers the audited consolidated balance sheet of Pioneer as of the close of its fiscal year ended December 31, 1995 and statements of income and cash flows for the fiscal year then ended and the preceding fiscal year, accompanied by a report of independent auditors, which financial statements (including the notes thereto) are collectively referred to as "Purchaser Financial Statements". The Purchaser Financial Statements fairly present the consolidated financial position and results of operations of Pioneer as of the dates indicated therein and results of operations for the fiscal periods indicated therein, in accordance with GAAP which, except as may otherwise be noted in the footnotes thereto, have been applied on a basis consistent with prior periods. The Purchaser Financial Statements reflect or provide for Claims against, and Debts and Liabilities of, Pioneer and its consolidated group, absolute, accrued, contingent or otherwise, as at the dates thereof in accordance with GAAP.

                 Section 4.08. No Adverse Change. Since December 31, 1995 there has been no change in the business, financial condition, results of operations or prospects (in the case of prospects, not taking into account general economic conditions or general industry developments) which has had a Material Adverse Effect on Pioneer and its consolidated group.

                 Section 4.09. Issuance of Subordinated Notes. The issuance to the Trusts of the Subordinated Notes referred to in Section 2.04 has been or will, prior to Closing, be duly and validly authorized by all necessary corporate action of Purchaser.

                 Section 4.10. Acquisition of the Stock for Investment. Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its purchase of the Stock. Purchaser confirms that Sellers have made available to Purchaser the opportunity to ask questions of the officers and management Employees of the Company and T.C. Products and to acquire additional information about the business and financial condition of the Company and T.C. Products. Purchaser is acquiring the Stock for investment and not with a view to or for sale in connection with any distribution thereof, or with any present intention of distributing or selling the Stock (within the meaning of such terms under the Securities Act). Purchaser acknowledges that the Stock may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under such Act, and without compliance with state securities Laws, in each case, to the extent applicable. Purchaser understands that the Stock has not been and will not be registered under the Securities Act or any state securities laws and is being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering. Purchaser confirms that it is able to bear the economic risk and lack of liquidity inherent in holding the Stock indefinitely.

                 Section 4.11.  Brokers, Finders and Financial Advisors.
Except for Schnitzius & Vaughan, whose fees and expenses shall be the sole responsibility of Purchaser, no broker, finder or financial advisor has acted for Purchaser in connection with this Agreement or any of the Closing Documents or the transactions contemplated hereby or thereby, and no broker, finder or financial advisor is entitled to any broker's, finder's or financial advisor's fee or other commission in respect thereof based in any way on any Contract with Purchaser.

                 Section 4.12. Disclosure. The representations and warranties made by Purchaser in this Agreement and the statements made in any Closing Documents, Exhibits or Schedules do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make any such representation, warranty or statement, in light of the circumstances under which it was made, not misleading.

                                   ARTICLE V

                                   COVENANTS

                 Section 5.01. Investigation of Business; Access to Properties and Records. (a) After the date hereof and prior to the Closing Date or the earlier termination of this Agreement, Sellers shall and shall cause the Company to afford to Purchaser and its accountants, counsel, financial advisors and other representatives involved in the transactions contemplated by this Agreement and the Closing Documents (the "Purchaser Representatives"), at Purchaser's sole cost and expense, upon reasonable request during normal business hours, full and complete access to the offices, Assets and Properties, Books and Records and Contracts of the Company and T.C. Products; provided, however, that such investigation shall be conducted in such a manner so as to not cause any unreasonable disruption of or to the personnel and operations of the Company or T.C. Products. No investigation pursuant to this Section 5.01 shall affect any representations or warranties made in this Agreement or any of the Closing Documents or the conditions to the obligations of the respective parties to consummate the transactions contemplated hereby or thereby; provided that any information obtained as a result of any such investigation or diligence shall be subject to the covenant in Section 5.10(b). Such investigation and information obtained in connection therewith is subject to the terms and conditions of that certain Confidentiality Agreement among certain of the Sellers, the Company, Purchaser and another dated May 8, 1996 ("Confidentiality Agreement"), and Purchaser shall hold and shall use commercially reasonable efforts to cause the Purchaser Representatives to hold, in strict confidence all non-public documents and information furnished to Purchaser or the Purchaser Representatives in connection with the transactions contemplated by this Agreement; provided, however, that: (i) Purchaser may disclose any such information to the Purchaser Representatives; and (ii) Purchaser and the Purchaser Representatives may disclose any such information the failure of which to disclose would result in the violation of any Law or in the imposition of any fine, penalty or charge by any Governmental Authority that under authority of Law has required the disclosure or production of such information by Purchaser or any of the Purchaser Representatives; provided further, that in the event that Purchaser or a Purchaser Representative is obligated to disclose any such information in order to avoid the violation of any Law or the imposition of any fine, penalty or charge by any Governmental Authority, it shall provide Sellers with such advance notice thereof as may be reasonable under the circumstances in order to permit Sellers the opportunity to intervene and seek appropriate relief for the protection of the confidentiality of such information. In the event of any conflict between the terms and provisions hereof and of the Confidentiality Agreement, the terms and provisions of this Agreement shall govern and control.

                 (b) Purchaser agrees (i) to hold all of the material Books and Records of the Company and T.C. Products received by Purchaser from Sellers on the Closing Date, and to not destroy or dispose of any thereof, for a period of five years commencing on the Closing Date or such longer period as may be required by Law, and (ii) following the Closing Date, to afford Sellers, their accountants and counsel, at Sellers' sole cost and expense, upon reasonable request, during normal business hours, full and complete access to such Books and Records to the extent that such access may be requested for any legitimate purpose; provided, however, that such access shall be provided in such a manner so as to not cause any unreasonable disruption of or to the personnel and operations of Purchaser, the Company or T.C. Products.

                 (c) In the event that this Agreement is terminated in accordance with its terms, each party shall promptly destroy or redeliver to the other all non-public written material provided pursuant to this Section
5.01 and shall not retain any copies, extracts or other reproductions in whole or in part of such written material. In such event, all documents, memoranda, notes and other writings prepared by Purchaser based on the information in such material shall also be destroyed (and Purchaser shall use commercially reasonable efforts to cause the Purchaser Representatives to similarly destroy their documents, memoranda, notes and other writings).

                 Section 5.02.  Closing Conditions; Obtaining Consents.
Subject to the terms and conditions herein provided, Sellers and Purchaser each agree to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and the Closing Documents and to cooperate with the other in connection with the foregoing, including using commercially reasonable efforts to: (a) obtain all waivers, consents and approvals required to be obtained from other parties to Contracts of the Company or T.C. Products; (b) obtain all Governmental Approvals required to be obtained under any Law; (c) effect all necessary registrations and filings including submissions of information requested by Governmental Authorities; and
(d) fulfill its respective conditions set forth in Article VI of this Agreement. Sellers and Purchaser do not believe that any notice is required to be filed under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. Sellers and Purchaser further covenant and agree, with respect to any threatened or pending preliminary or permanent injunction or other order, decree or ruling or Law that would adversely affect the ability of Sellers, the Company or Purchaser to execute and deliver this Agreement or any of the Closing Documents or to consummate the transactions contemplated hereby or thereby, to use commercially reasonable efforts to prevent the entry, enactment or promulgation thereof, as the case may be, and to have any such injunction, order or decree lifted or rescinded.

                 Section 5.03. Further Assurances. Sellers and Purchaser agree that, from time to time, whether before, at or after the Closing Date, each of them will take such other action as may be reasonably requested and necessary or appropriate to carry out the purposes and intent of this Agreement and the Closing Documents. From time to time before, or at the request of Purchaser, the Company or T.C. Products, after the Closing Date, Sellers, to the extent they then may lawfully do so: (a) shall, and shall cause each of their Affiliates to, take such actions and to execute, acknowledge and deliver to the Company such Contracts, deeds, assignments, conveyances, transfers, powers of attorney and assurances as may reasonably be necessary to effect or evidence the transfer to the Company or T.C. Products of any Assets and Properties held by or in the name of, or which may appear in any public record to be owned by, any such Person and used or held for use primarily in connection with the business of the Company or T.C. Products; and (b) shall assist the Company and T.C. Products in transferring to the Company or T.C. Products all Governmental Approvals, if any, that are held by any such Person or any of their respective predecessors and are necessary to the operation or maintenance of the business of the Company or T.C. Products as currently conducted.

                 Section 5.04.  Conduct of Business.  Except as set forth in
Schedule 5.04 or as otherwise contemplated by this Agreement or the Closing Documents, after the date hereof and prior to the Closing Date or earlier termination of this Agreement, unless Purchaser shall otherwise agree in writing, Sellers shall cause the Company and T.C. Products to:

                 (a) not take or perform any act or refrain from taking or performing any act which, if taken or performed or failed to be taken or performed between the date of the most recent Annual Financial Statements and the date hereof, would have resulted in a breach of the representations and warranties of Sellers set forth in Section 3.09; provided, however, that with respect to Debt incurred for capital expenditures, in addition to the restrictions contained in Section 3.09, any such Debt or commitment therefor shall not in the aggregate exceed $300,000;

                 (b) not enter into any agreement, or extend an existing agreement, for the purchase of chlorine or caustic soda that will survive after the Closing Date;

                 (c) not sell (other than sales of inventory in the ordinary course of business), pledge, lease, license or otherwise transfer any of their Assets or Properties or, except as contemplated by this Agreement, make any payments or distributions to Sellers or any of their Affiliates;

                 (d) in the case of T.C. Products, not make any payments or distributions of Assets or Properties to the Company or Sellers except for products purchased or services performed and at prices charged in the ordinary course of business and consistent with past practices;

                 (e) confer on a regular and frequent basis with one or more representatives of Purchaser to report operational matters of materiality and the general status of ongoing operations; and

                 (f) not enter into any Contract to (i) take or perform any act which Sellers are required to cause the Company to not take or perform pursuant to this Section 5.04 or (ii) refrain from taking or performing any act which Sellers are required to cause the Company to take or perform pursuant to this Section 5.04.

Nothing contained in this Agreement shall give to Purchaser, directly or indirectly, rights to control or direct the Company's operations prior to the Closing Date. Prior to the Closing Date, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations.

                 Section 5.05. Public Announcements. Except as required by Law, without the prior written approval of the other party, neither Sellers nor Purchaser will, and Sellers shall cause the Company to not, issue, or permit any agent or Affiliate thereof to issue, any press release or otherwise make or permit any agent or Affiliate thereof to make, any public statement or announcement with respect to this Agreement, the Closing Documents or the transactions contemplated hereby and thereby; provided, however, that to the extent that, in the opinion of their respective counsels, any public statements are required to be made by the Company or Purchaser pursuant to any Law, the parties shall endeavor to consult with each other prior to issuing any such press release or written public statement.

                 Section 5.06. Acquisition Transactions. After the date hereof and prior to the Closing Date or the earlier termination of this Agreement, Sellers shall not, and shall not permit the Company or T.C. Products to, initiate, solicit, negotiate, encourage or facilitate any proposal or offer to acquire all or any substantial part of the business or Assets and Properties of the Company or T.C. Products, or any capital stock of the Company or T.C. Products, whether by merger, purchase of Assets and Properties, tender offer or otherwise, and whether for cash, securities or any other consideration or combination thereof. Sellers: (a) acknowledge and agree that a breach of any of the covenants contained in this Section 5.06 will result in irreparable harm to Purchaser which will not be compensable in money damages; and (b) agree that such covenant shall be specifically enforceable and that specific performance and injunctive relief shall be a remedy properly available to Purchaser for a breach of such covenant. Sellers further hereby agree jointly and severally, to indemnify, defend and hold harmless Purchaser from and against any and all Claims, Liabilities and Losses which may be imposed on, incurred by or asserted against Purchaser, arising out of or resulting from any breach of the covenants contained in this Section 5.06 or the inaccuracy of the representations set forth in Section 3.27.

                 Section 5.07. Tax Matters. (a) Except as otherwise provided in this Section 5.07, all Tax settlement agreements, arrangements, policies or guidelines, formal or informal, express or implied, that may exist between the Company, T.C. Products and Sellers and all obligations thereunder shall terminate as of the Closing Date.

                 (b) Sellers shall timely prepare and file (or cause to be so prepared and filed) all tax returns of the Company and T.C. Products due for all periods prior to the Effective Time, and shall provide copies of such returns a reasonable period of time prior to filing to Purchaser for review and comment; provided that such returns shall not be subject to Purchasers' approval. All other returns shall be prepared and filed by Purchaser. Sellers shall pay, or be responsible, for the Taxes arising out of or in connection with the transactions effected pursuant to this Agreement as set forth in
         Section 5.07(f) below and all Taxes related to income of the Company or T.C. Products generated or accruing prior to the Effective Time ("Pre-Closing Taxes") to the extent that the Liability for such Taxes is not reflected in the Effective Time Financial Statements or used in the determination of the Purchase Price pursuant to Section 2.02.

                 (c) After the Closing Date, Purchaser and Sellers shall, and shall cause their respective Affiliates to, cooperate in the preparation of all Tax returns and reports and shall provide, or cause to be provided, to the requesting party any Books and Records pertaining to the Company or T.C. Products requested by such party in connection therewith, as well as access to, and the cooperation of, the accountants and auditors of Purchaser and Sellers. Each party shall cooperate with the other in connection with any Tax investigation, audit or Claim. Purchaser and Sellers shall, and shall cause their respective Affiliates to, preserve all Books and Records relating to any Liabilities for Taxes with respect to any taxable period until the later of the expiration of all applicable statutes of limitation (including any extensions thereof) or the conclusion of all Claims with respect to Taxes for such period.

                 (d) After the Closing Date, Sellers shall indemnify, defend and hold harmless Purchaser, the Company and T.C. Products from and against any Pre-Closing Taxes. Purchaser agrees to, after the Closing Date, indemnify, defend and hold harmless Sellers from and against any Taxes of the Company or T.C. Products other than Pre-Closing Taxes. Sellers shall retain any refunds of Pre-Closing Taxes and Purchaser (or the Company or T.C. Products) shall retain any refunds received in respect of other Taxes. In the event that Purchaser (or the Company or T.C. Products) receives any refund of Pre-Closing Taxes, such refunds will be paid to the Trusts in proportion to the ratio in which the Trusts held the shares of the Company at Closing.

                 (e) In the event that Purchaser, the Company or T.C. Products receives notice, whether orally or in writing, of any pending or threatened Tax examinations, Claims settlements, proposed adjustments, assessments or reassessments or related matters with respect to Taxes that could affect Sellers, or if Sellers receive notice of such matters that could affect Purchaser, the Company or T.C. Products, the party receiving such notice shall notify in writing the potentially affected party within ten days thereof. The failure of any party to give such notice shall not impair that party's rights hereunder except to the extent that the other party demonstrates material detriment caused thereby. Sellers shall have the right to control any audit or examination by any taxing authority, initiate any Claim for refund, file any amended return and contest, resolve and defend against any assessment, notice of deficiency or other adjustment or proposed adjustment relating or with respect to any Pre-Closing Taxes, and Purchaser, the Company and T.C. Products shall have a corresponding right with respect to other Taxes.

                 (f) Sellers shall pay, or there shall be taken into account in determining the Purchase Price pursuant to Section 2.02, all Taxes arising out of or in connection with the transactions effected pursuant to this Agreement, including those arising from the sale by the Company of the Gig Harbor Property and the capital stock or Property and Assets of T-Chem and Specialty Insurance, Inc. ("Specialty Insurance"). Sellers and Purchaser shall cooperate in filing all necessary documentation and returns with respect to such Taxes.

                 Section 5.08 Employee Matters. As a material inducement and part of the consideration to Sellers for consummation of the transactions contemplated by this Agreement, Pioneer agrees to cause T.C. Products to continue during the current fiscal year the incentive bonus plan currently in place and, for the fiscal year to end September 30, 1996, to accrue and pay bonuses in accordance with provisions of such plan, subject to any discretion therein provided, in an amount not to exceed the aggregate amount of bonuses paid for the fiscal year ended September 30, 1995, and to cause T.C. Products to fulfill all obligations under the T.C. Products/Dial Corporation Asset Purchase Agreement relating to the T.C. Products employees who were formerly Dial Corporation employees.

                 Section 5.09. Casualty Loss and Condemnation. If, prior to the Closing Date, all or any portion of the Assets and Properties of the Company or T.C. Products is destroyed by fire or other casualty, or is taken in condemnation or under the right of eminent domain, or if proceedings for such purposes shall be pending or threatened and: (a) any such destruction, taking or proceeding or any threat thereof involves, or if more than one in the aggregate involve, an amount in excess of $100,000, Purchaser shall have the right, in its sole discretion, to terminate this Agreement by providing Sellers written notice of its election to do so; or (b) any such destruction, taking or proceeding or any threat thereof involves, or if more than one in the aggregate involve, an amount less than or equal to $100,000, or involves an amount in excess thereof and Purchaser does not elect to terminate this Agreement pursuant to Section 5.09(a), Purchaser shall purchase the Stock notwithstanding any such destruction, taking or proceeding or threat thereof (without reduction of the Purchase Price therefor) and Sellers shall, on the Closing Date: (i) pay to Purchaser all sums paid to Sellers by third parties by reason of the destruction or taking of such Assets and Properties; and (ii) assign, transfer and set over unto Purchaser, without recourse against Sellers, all of the rights, title and interests of Sellers in and to any unpaid awards or other payments (including insurance proceeds not expended or committed to expenditure by Sellers or the Company to repair or restore such destruction) from third parties arising out of the destruction or taking of such Assets and Properties. Prior to the Closing, none of Sellers, the Company or T.C. Products shall voluntarily compromise, settle or adjust any material amounts payable by reason of any material destruction or taking of any of the Assets and Properties of the Company or T.C. Products without first obtaining the written consent of Purchaser.

                 Section 5.10.  Updating of Schedules; Certain Notifications.
(a) Sellers shall deliver to Purchaser: (i) an updated aged schedule of the Receivables on the Closing Date, which schedule shall be prepared as of the close of business on the Business Day immediately preceding the Closing Date; and (ii) an update of all of the other Schedules to this Agreement not less than two Business Days prior to the Closing Date. From the date hereof until the Closing Date, Sellers shall promptly notify Purchaser in writing of any changes or additions to the Schedules or the occurrence of any event which to Sellers knowledge has resulted in or could reasonably be expected to result in a Material Adverse Effect with respect to the Company or T.C. Products. Nothing contained herein shall be deemed in any way to constitute a waiver by Purchaser of the conditions contained in Article VI.

                 (b) Each of the Sellers and Purchaser shall promptly notify the other in writing of the occurrence of any event which becomes known to either Sellers or Purchaser and which will, or could reasonably be expected to, result in the failure to satisfy any of the conditions to the obligations of any party specified in Article VI.

                 Section 5.11. Collection of Receivables; Guaranty. Purchaser will, or will cause the Company and T.C. Products to, use commercially reasonable efforts to collect the Receivables. In the event that, notwithstanding such efforts, any of the Receivables are not paid in full at the expiration of the 120 day period commencing with the Closing Date, Purchaser will deliver to Sellers a schedule setting forth the aggregate amount of uncollected Receivables, specifying the account debtor of each such Receivable and the outstanding amount due thereunder, together with invoices and supporting documents, and Sellers shall pay Purchaser an amount equal to:
(a) the aggregate outstanding balance of such Receivables; minus (b) an amount equal to the balance of the Reserves as of the Closing Date. Upon receipt by Purchaser of such amount from Sellers, Purchaser shall cause all right, title and interest in and to the uncollected balances of such Receivables to be assigned, transferred and delivered to Sellers, without recourse to Purchaser, the Company or T.C. Products. In the event that any such Receivables are assigned, transferred and delivered to Sellers, Purchaser agrees to provide Sellers with such reasonable assistance in the collection of such Receivables as Sellers may reasonably request. In the event that the Company or T.C. Products makes any sales to or performs any services for any account debtor of any of the Receivables after the Closing Date, any payments received by the Company or T.C. Products from such account debtor shall be applied: (i) as designated by such account debtor; or (ii) in the absence of any such designation, to the oldest unpaid Receivable owed by such account debtor. Each of Purchaser and Sellers shall promptly pay to the other any amounts received by him or it (or any Affiliates) on account of a Receivable (or any portion thereof) which is, at such time, the property of the other or an Affiliate of the other.

                 Section 5.12. Employment and Non-Competition Agreements. On or prior to Closing (a) Clerc shall have executed and delivered to the Company, and the Company shall accept, a non-competition and employment agreement ("Noncompetition and Employment Agreement") in substantially the form attached hereto as Exhibit B, and (b) Belveal shall have executed and delivered to the Company, and the Company shall accept, a noncompetition agreement ("Noncompetition Agreement") in substantially the form attached hereto as Exhibit C.

                 Section 5.13. Post Closing Mergers. Not later than 30 days after the Closing Date, Pioneer agrees to cause any assignee Purchaser pursuant to Section 9.06 which is issuer of the Subordinated Notes to be merged with and into Western States and T.C. Products, with the intent and result that T.C. Products shall be the surviving corporation and successor to the obligations to the Trusts evidenced by the Subordinated Notes. Failure timely to satisfy this covenant shall be an event of default under the Subordinated Notes.

                                   ARTICLE VI

                                   CONDITIONS

                 Section 6.01. Conditions to Obligations of each of the Parties. The respective obligations of each party to consummate the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing Date of the following conditions:

                 (a) no preliminary or permanent injunction or other order, decree or ruling by any Governmental Authority or any other Person which prevents the consummation of the transactions contemplated by this Agreement or any of the Closing Documents shall have been issued and remain in effect;

                 (b) no Claim shall have been asserted, threatened or commenced by any Governmental Authority or any other Person and no Law shall have been enacted, promulgated or issued by any Governmental Authority, which would reasonably be expected to (i) prohibit the ownership or operation of all or any material portion of the business of the Company or T.C. Products, (ii) prohibit the purchase of, payment for or retention of the Stock by Purchaser or the consummation of the transactions contemplated by this Agreement or any of the Closing Documents or (iii) make the consummation of any such transactions illegal;

                 (c) all Governmental Approvals legally required for the consummation of the transactions contemplated by this Agreement and the Closing Documents shall have been obtained and be in full force and effect on the Closing Date;

                 (d)      the Company shall have sold the Gig Harbor Property;

                 (e) the Company shall have sold all of the outstanding capital stock of Specialty Insurance and of T-Chem owned by the Company; and

                 (f) the Noncompetition Agreement and the Noncompetition and Employment Agreement shall have been duly executed and delivered as provided in Section 5.12.

                 Section 6.02. Conditions to Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions, except as Sellers may waive in writing:

                 (a) Purchaser shall have complied with and performed in all material respects all of the terms, covenants, agreements and conditions contained in this Agreement and the

         Closing Documents to which it is a party which are required to be complied with and performed on or prior to the Closing Date;

                 (b) the representations and warranties of Purchaser in this Agreement and in each of the Closing Documents to which it is a party shall have been true and correct on the date hereof or thereof, as applicable, and such representations and warranties shall be true and correct on and as of the Closing Date (except those, if any, expressly stated to be true and correct at an earlier date), with the same force and effect as though such representations and warranties had been made on and as of the Closing Date;

                 (c) there shall have been no event or combination of events which could reasonably be expected to have a Material Adverse Effect on the ability of Pioneer or PWT to perform their respective obligations under the Guaranty; and

                 (d) Sellers shall have received each of the following, dated as of the Closing Date or, with respect to certificates of Governmental Authorities, dated within ten Business Days prior to the Closing Date:

                  (i) the Certificate of Incorporation of Pioneer certified by the Secretary of State of the State of Delaware, the Bylaws of Pioneer certified by its Secretary or an Assistant Secretary, and a certificate of the Secretary of State of the State of Delaware as to the existence and good standing of Pioneer;

                 (ii) resolutions of the Board of Directors of Pioneer, certified by its Secretary or an Assistant Secretary, which authorize the execution, delivery and performance of this Agreement and the Closing Documents to which it is or is to be a party;

                (iii) a certificate of incumbency certified by the Secretary or an Assistant Secretary of Pioneer certifying the names of the officers of Pioneer authorized to execute this Agreement and the Closing Documents to which it is or is to be a party (including the certificates contemplated herein), together with specimen signatures of such officers;

                 (iv) to the extent Pioneer has assigned its rights hereunder pursuant to Section 9.06, the information required pursuant to the foregoing clauses (i), (ii) and (iii) with respect to such assignee Purchaser and the Closing Documents to which it is or is to be a party, and certified with respect to information provided in clause (i) by the Secretary of State of its jurisdiction of incorporation;

                  (v) the information required pursuant to the foregoing clauses (i), (ii) and (iii) with respect to PWT and the Guaranty to which it is to be a party;

                 (vi) a certificate of the Chairman of the Board, Chief Executive Officer, the President or a Vice President of Purchaser certifying as to fulfillment of the conditions specified in Section 6.02(a) and Section 6.02(b);

                (vii) the Subordinated Notes referenced in Section 2.04 duly executed and delivered by the Purchaser;

               (viii) the Guaranty referenced in Section 2.04 duly executed and delivered by the Pioneer and PWT; and

                 (ix) an opinion of Kent R. Stephenson, general counsel of Pioneer, and/or Andrews & Kurth L.L.P., special corporate counsel to Pioneer, in form and substance reasonably satisfactory to Sellers, covering such matters as are customarily covered in opinions delivered in transactions of the type contemplated by this Agreement and the Closing Documents.

                 Section 6.03. Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions, except as Purchaser may waive in writing:

                 (a) each of the Sellers and the Company shall have complied with and performed in all material respects all of the terms, covenants, agreements and conditions contained in this Agreement and the Closing Documents to which each is a party which are required to be complied with and performed on or prior to the Closing Date;

                 (b) the representations and warranties of Sellers in this Agreement and in each of the Closing Documents to which each is a party shall have been true and correct on the date hereof or thereof, as applicable, and such representations and warranties shall be true and correct on and as of the Closing Date (except those, if any, expressly stated to be true and correct at an earlier date), with the same force and effect as though such representations and warranties had been made on and as of the Closing Date;

                 (c) Purchaser shall have obtained, if necessary, the written approval which is required from the holders of debt securities issued by an Affiliate of Purchaser under that certain Indenture dated as of April 11, 1995, as amended;

                 (d) except for any indebtedness of T. C. Products to the Company provided for in Section 2.02(d), all indebtedness of T.C. Products to the Company shall have been canceled as a contribution by the Company to the capital of T.C. Products;

                 (e)      Clerc shall have resigned as a director of T-Chem;

                 (f) Purchaser shall have obtained financing necessary to consummate the transactions contemplated by this Agreement in an amount and upon terms and conditions acceptable to Purchaser in the exercise of its discretion;

                 (g) there shall have not occurred after the date of the Annual Financial Statements, any event or condition which has caused, or which could reasonably be expected by Purchaser, in the exercise of its sole discretion, to cause in the future, a Material Adverse Effect with respect to the Company or T.C. Products;

                 (h) Purchaser shall have received consolidated financial statements for the Company and T.C. Products consisting of (i) balance sheets for the fiscal years ended September 30, 1994 and 1995, and for the interim period from October 1, 1995 to July 1, 1996, (ii) income statements for the fiscal years ended September 30, 1993, 1994 and 1995 and for the interim periods of October 1, 1994 to July 1, 1995 and October 1, 1995 to July 1, 1996, (each full year financial statement audited and certified by Deloitte & Touche LLP) and (iii) pro forma income statements and balance sheets for the fiscal year ending September 30, 1995 and for the interim period from October 1, 1995 to July 1, 1996;

                 (i) the Effective Time Financial Statements shall not reflect any Material Adverse Effect in the financial condition or results of operations of the Company and T.C. Products from that reflected in the Unaudited Financial Statements; and

                 (j) Purchaser shall have received each of the following, dated as of the Closing Date or, with respect to certificates of Governmental Authorities, dated within ten Business Days prior to the Closing Date:

                          (i) the Certificate of Incorporation of the Company certified by the Secretary of State of the State of New Mexico, the Bylaws of the Company certified by its Secretary or an Assistant Secretary, a certificate of the Secretary of State of the State of New Mexico as to the existence and good standing of the Company and certificates of the appropriate Governmental Authorities of each state in which the Company is qualified or authorized to transact business as to the good standing and qualification or authorization of the Company;

                          (ii) the Certificate of Incorporation of T.C. Products certified by the Secretary of State of the State of Washington, the Bylaws of T.C. Products certified by its Secretary or an Assistant Secretary, a certificate of the Secretary of State of the State of Washington as to the existence and good standing of T.C. Products and certificates of the appropriate Governmental Authorities of each state in which T.C. Products is qualified or authorized to transact business as to the good standing and qualification or authorization of T.C. Products;

                          (iii) resolutions of the Board of Directors of the Company and T.C. Products, certified by their respective Secretaries or Assistant Secretaries, which authorize the execution, delivery and performance of any Closing Documents to which either of them is or is to be a party;

                          (iv) a certificate of incumbency certified by the Secretary or an Assistant Secretary of the Company and T.C. Products certifying the names of the officers of the Company and T.C. Products authorized to execute any Closing Documents to which either of them is or is to be a party (including the certificates contemplated herein), together with specimen signatures of such officers;

                          (v) a certificate executed by each of Clerc and Belveal, individually and in their capacities as officers of the Company, certifying as to fulfillment of the conditions specified in
                                  Section 6.03(a) and Section 6.03(b);

                          (vi) an opinion of McGavick Graves, P.S. counsel to Sellers and the Company, in form and substance reasonably satisfactory to Purchaser, covering such matters as are customarily covered in opinions delivered in transactions of the type contemplated by this Agreement and the Closing Documents;

                          (vii) the original minute books and stock record and transfer books of the Company, reflecting as of the Closing Date the name and address of, and the number of shares of capital stock owned of record by, each shareholder of the Company, and all unissued stock certificates in the possession of Sellers or the Company;

                          (viii) the original minute books and stock record and transfer books of T.C. Products, reflecting as of the Closing Date the name and address of, and the number of shares of capital stock owned of record by, each shareholder of T.C. Products, and all unissued stock certificates in the possession of Sellers or T.C. Products;

                          (ix) the original Books and Records of T.C. Products and all Books and Records of the Company other than those referenced in the Western States Letter;

                          (x) resignations, effective as of the Closing Date, of each of the officers and directors of the Company and of T.C. Products; and

                          (xi) waivers and/or consents in form reasonably satisfactory to Purchaser from Sellers' spouses, if required under community property laws.


                                  ARTICLE VII

                                  TERMINATION

                 Section 7.01. Termination. This Agreement may be terminated at any time prior to the Closing Date:

                 (a) by the mutual written consent of Sellers and Purchaser;

                 (b) by Sellers, on the one hand, or Purchaser, on the other hand, if (i) the non-terminating party or any of its Affiliates fails to satisfy any term, covenant, agreement or condition required to be satisfied by it on or before the Closing Date or (ii) there has been a breach of any representation, warranty, term, covenant or agreement made to or for the benefit of the terminating party or any of its Affiliates in this Agreement, which breach has not been cured as of the Closing Date;

                 (c) by either Sellers or Purchaser if the Closing has not occurred on or prior to July 22, 1996; provided, however, that the right to terminate this Agreement shall not be available to any party whose failure, or the failure of any of its Affiliates, to fulfill an obligation under this Agreement has been the cause of or resulted in the failure of the Closing Date to occur on or before such date; or

                 (d) by either Sellers or Purchaser upon the issuance of an injunction, stay or restraining order issued by any court of competent jurisdiction enjoining or preventing consummation of the purchase and sale of the Stock or the other transactions contemplated by this Agreement or any of the Closing Documents beyond July 22, 1996, which injunction, stay or order has not been reversed, vacated or expired so as to permit the Closing Date to occur on or before July 22, 1996.

                 Section 7.02. Effect of Termination. In order to elect to terminate this Agreement pursuant to Section 7.01, written notice of such election must be given by the terminating party to the other party and, upon receipt of such notice by the non-terminating party, this Agreement shall terminate and have no further effect, and the transactions contemplated hereby shall be abandoned without any further action by either of the parties, except that the provisions of Sections 3.27, 5.01(c), 5.06 (last sentence only), 7.02, 9.04, 9.13, 9.14 and 9.15 shall survive the termination of this Agreement; provided, however, that if this Agreement is terminated by a party under circumstances in which another party or any of its Affiliates has willfully or in bad faith failed or refused to satisfy a covenant or condition to the obligations of either party to consummate the transactions contemplated by this Agreement (the "Defaulting Party"), the Defaulting Party shall be and remain liable for all Claims, Liabilities and Losses imposed on, incurred by or asserted against the non-defaulting party, directly or indirectly, arising out of or resulting from such failure.

                                  ARTICLE VIII

                                INDEMNIFICATION

                 Section 8.01. Indemnification of Sellers. Subject to the terms and conditions of this Article VIII, Purchaser agrees to indemnify, defend and hold harmless Sellers, and their respective heirs, executors, personal representatives, administrators, successors and assigns (the "Sellers Indemnified Persons"), from and against any and all Claims, Liabilities and Losses which may be imposed on, incurred by or asserted against any Seller Indemnified Person, arising out of or resulting from, directly or indirectly:

                 (a) the inaccuracy of any representation or breach of any warranty of Purchaser contained in or made pursuant to this Agreement or any of the Closing Documents which was not disclosed to Sellers in writing prior to the Closing; provided that no such notification shall be deemed to waive or abrogate any right of Sellers with respect to conditions to Closing in Section 6.02;

                 (b) the breach of any covenant or agreement of Purchaser contained in this Agreement or in any of the Closing Documents; or

                 (c) the conduct of the business of the Company after the Closing Date, or any act or failure to act of the Company or T.C. Products prior to the Closing Date that is either (i) reflected in the Unaudited Financial Statements or (ii) a Liability under any contractual obligation identified in this Agreement or any of the Schedules, the performance or payment of which was not due or owing prior to the Closing Date;

                 (d) the presence, Release or threatened Release of any Hazardous Material located on, within or affecting any of the Assets and Properties of the Company or T.C. Products, or migrating to adjacent properties, which Hazardous Material (i) was located on, about or within such Assets and Properties prior to or as of the Closing Date in compliance with all Environmental Laws or (ii) was not located on, about or within such Assets and Properties prior to or as of the Closing Date;

                 (e) any compliance, investigative, enforcement, cleanup, removal, containment, remedial, response, cost recovery, contribution, brownfields cleanup or other private or governmental or regulatory action at any time threatened, instituted or completed, which is in any way connected with (i) any Hazardous Material which was (i) located on, about or within such Assets and Properties prior to or as of the Closing Date in compliance with all Environmental Laws or (ii) not located on, about or within the Assets and Properties of the Company or T.C. Products prior to or as of the Closing Date or (ii) the activities of, or ownership or operation of the Assets and Properties of the Company or T.C. Products by the Company or T.C. Products after the Closing Date
         (A) in violation of any Environmental Law, (B) that results in any Administrative Proceeding or (C) that if reported to a Governmental Authority would likely result in any Administrative Proceeding; or

                 (f) any Claim to fees or costs for alleged services by a broker, agent, finder or other Person claiming to act in a similar capacity at the request of Purchaser in connection with this Agreement or any of the Closing Documents;

provided, however, that Purchaser shall not be liable for any portion of any Claims, Liabilities or Losses resulting from a material breach by any Seller of any of his or its obligations under this Agreement or any of the Closing Documents or from a Seller Indemnified Person's gross negligence, fraud or willful misconduct.

                 Section 8.02. Indemnification of Purchaser. Subject to the terms and conditions of this Article VIII, from and after the Closing Date, Sellers, jointly and severally, agree to indemnify, defend and hold harmless Purchaser, the Company, their respective Affiliates, their respective present and former directors, officers, shareholders, employees and agents and their respective heirs, executors, personal representatives, administrators, successors and assigns (the "Purchaser Indemnified Persons"), from and against any and all Claims, Liabilities and Losses which may be imposed on, incurred by or asserted against any Purchaser Indemnified Person, arising out of or resulting from, directly or indirectly:

                 (a) the inaccuracy of any representation or breach of any warranty of Sellers contained in or made pursuant to this Agreement or any of the Closing Documents which was not disclosed to Purchaser in writing prior to the Closing; provided that no such notification shall be deemed to waive or abrogate any right of Purchaser with respect to conditions to Closing in Section 6.03;

                 (b) the breach of any covenant or agreement of Sellers contained in this Agreement or any of the Closing Documents;

                 (c) the conduct of the business of the Company or T.C. Products prior to the Closing Date, or any act or failure to act of the Company or T.C. Products prior to the Closing Date, that is neither (i) reflected in the Unaudited Financial Statements nor (ii) a Liability under a contractual obligation identified in this Agreement or any of the Schedules, or otherwise disclosed by Sellers to Purchaser in writing contemporaneous with execution of this Agreement (including a specific reference in such written disclosure to this Agreement), the performance or payment of which was not due or owing prior to the Closing Date;

                 (d) the presence, Release or threatened Release of any Hazardous Material located on, within or affecting any of the Assets and Properties of Sellers, the Company or any of its Affiliates, or migrating to adjacent properties, which Hazardous Material was located on, about or within such Assets and Properties prior to or as of the Closing Date in violation of any Environmental Law or which is a basis for an Administrative Proceeding to the extent that such Administrative Proceeding relates to any period prior to the Closing Date (or that if reported to a Governmental Authority would likely result in and serve as a basis for such Administrative Proceeding);

                 (e) any compliance, investigative, enforcement, cleanup, removal, containment, remedial, response, cost recovery, contribution, brownfields cleanup or other private or governmental or regulatory action at any time threatened, instituted or completed, which is in any way connected with (i) any Hazardous Material which was located on, about or within the Assets and Properties of the Company or any of its Affiliates prior to or as of the Closing Date in violation of any Environmental Law or which is a basis for an Administrative Proceeding to the extent that such Administrative Proceeding relates to any period prior to the Closing Date (or that if reported to a Governmental Authority would likely result in and serve as a basis for such Administrative Proceeding); or (ii) the activities of or ownership or operation of the Assets and Properties of the Company or any of its Affiliates by Sellers, the Company or any of its Affiliates prior to or as of the Closing Date (A) in violation of any Environmental Law, (B) that results in any Administrative Proceeding or (C) that if reported to a Governmental Authority would likely result in any Administrative Proceeding; or

                 (f) any Claim to fees or costs for alleged services rendered by a broker, agent, finder or other Person claiming to act in a similar capacity at the request of Sellers, the Company or T.C. Products in connection with this Agreement or any of the Closing Documents;

provided, however, that Sellers shall not be liable for any portion of any Claims, Liabilities or Losses resulting from a material breach by Purchaser of its obligations under this Agreement or any of the Closing Documents or from a Purchaser Indemnified Person's gross negligence, fraud or willful misconduct.

                 Section 8.03. Limitations on Indemnification. The obligations of Purchaser and Sellers to indemnify any Person pursuant to this
Article VIII shall be subject to the following limitations:

                 (a) except as provided in Sections 8.03(b) and 8.03(c), neither the Seller Indemnified Persons nor the Purchaser Indemnified Persons shall be entitled to receive any indemnification payments until the cumulative amount of all Claims, Liabilities and Losses for which indemnification is sought pursuant to this Article VIII shall exceed an amount equal to $75,000. Once this threshold has been reached with respect to the Purchaser Indemnified Persons in the aggregate or the Seller Indemnified Persons in the aggregate, the Persons in such group shall be entitled to full payment for all Claims, Liabilities and Losses for which indemnification is provided pursuant to this Article VIII in excess of such threshold; provided that notice of such Claim shall have been given by such Seller Indemnified Person or Purchaser Indemnified Person, as the case may be, to Purchaser or Sellers within the two-year period after the Effective Time (or such longer period of time for notice of Claims as is provided in Section 8.06 hereof);

                 (b) with respect solely to claims for indemnification pursuant to Section 8.02(d) or 8.02(e) or a breach of the representations and warranties in Section 3.25, the Purchaser Indemnified Persons shall not be entitled to receive any indemnification payments until the cumulative amount of all Claims, Liabilities and Losses for which indemnification is sought pursuant to such Sections exceed, an amount equal to $75,000 with respect to the Purchaser Indemnified Persons. Once this threshold has been reached with respect to the Purchaser Indemnified Persons in the aggregate, the Persons in such group shall be entitled to full payment for all such Claims, Liabilities and Losses in excess of such threshold; provided however, the aggregate liability of Sellers for such Claims, Liabilities and Losses shall not exceed $1,000,000; provided further that notice of such Claim shall have been given by the Purchaser Indemnified Person to Sellers within the two-year period after the Effective Time as provided in Section 8.06(a) hereof; and

                 (c) (i) the thresholds for recovery in Sections 8.03(a) and 8.03(b) are separate and relate solely to the claims covered by each such Section and shall not be combined, and (ii) notwithstanding Sections 8.03(a) and 8.03(b), there shall be no threshold or other limitations on claims for indemnification (i) pursuant to Sections
         5.07 and 5.11 or (ii) for a breach of the representations, warranties and covenants in Sections 3.27 and 5.06.

                 Section 8.04. Indemnification Procedures. The obligations and Liabilities of any party to indemnify any other party pursuant to this
Article VIII shall be subject to the following terms and conditions:

                 (a) Notice and Defense. Within a reasonable period of time after a party or parties to be indemnified (whether one or more, the "Indemnified Party") receives actual notice of any Claim covered by Section 8.01 or 8.02, as the case may be, the Indemnified Party shall, if a Claim in respect thereof is to be made pursuant to Section
         8.01 or 8.02, as the case may be, notify the party from whom indemnification is sought (the "Indemnifying Party") in writing of such Claim; provided however, that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any Liability which it may have to the Indemnified Party pursuant to
         Section 8.01 or 8.02, as the case may be, except to the extent of material detriment suffered by the Indemnifying Party as a result of such failure. In the event that a Claim, Liability or Loss arises out of or results from matters with respect to third parties, the Indemnifying Party will undertake the defense thereof by representatives chosen by it which are reasonably acceptable to the Indemnified Party. So long as the Indemnifying Party is defending any such Claim actively and in good faith, the Indemnified Party shall not settle such Claim. Each of the Indemnifying Party and the Indemnified Party shall be entitled to consult with each other, to the extent it reasonably requests, in respect of the defense of such Claim and shall cooperate in the defense of any such Claim, including making its officers, directors, employees and Books and Records available for use in such Claim, and shall take those actions reasonably within its power which are reasonably necessary to preserve any legal defenses to such matters.

                 (b) Failure to Defend. If the Indemnifying Party, within a reasonable time after notice of any such Claim, fails to defend such Claim actively and in good faith, the Indemnified Party will (upon further notice) have the right to undertake the defense, compromise or settlement of such Claim or consent to the entry of a judgment with respect to such Claim, on behalf of and for the account and risk of the Indemnifying Party, and the Indemnifying Party shall thereafter have no right to challenge the Indemnified Party's defense, compromise, settlement or consent to judgment.

                 (c) Indemnified Party's Rights. Notwithstanding anything contained in this Article VIII to the contrary: (i) if there is a reasonable probability that a Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party shall have the right to defend, compromise or settle such Claim; and (ii) no consent order shall be entered into or Claim settled unless the Indemnified Party has given its prior written consent thereto, which consent shall not be unreasonably withheld or delayed; provided, however, that the Indemnified Party shall consent to any settlement, compromise or discharge of such Claim that the Indemnifying Party may recommend that by its terms fully releases the Indemnified Party from any further Claims with respect to the matters giving rise to such Claim.

                 Section 8.05. Payment. The Indemnifying Party shall promptly pay the Indemnified Party any amount due under this Article VIII and reimburse each Indemnified Party for all reasonable expenses (including reasonable counsel fees) for which the Indemnified Party is entitled to be indemnified hereunder as they are incurred by such Indemnified Party. Upon judgment, determination, settlement or compromise of any third party Claim, the Indemnifying Party shall promptly pay on behalf of the Indemnified Party, and/or to the Indemnified Party in reimbursement of any amount theretofore required to be paid by it, the amount so determined by such judgment, determination, settlement or compromise and all other Claims of the Indemnified Party with respect thereto, unless in the case of a judgment or determination an appeal is made from such judgment or determination; provided, however, that if the Indemnifying Party desires to appeal from an adverse judgment or determination, then the Indemnifying Party shall post and pay the cost of the security or bond to stay execution of the judgment or determination pending appeal. Upon the payment in full by the Indemnifying Party of all of such amounts, the Indemnifying Party shall succeed to the rights of the Indemnified Party, to the extent such rights are not waived in settlement, against the third party who made such third party Claim.

                 Section 8.06. Other Indemnities; Survival of Representations, Warranties and Covenants. The indemnities provided in Sections 8.01 and 8.02 are in addition to, and not in lieu of, other indemnification obligations of the parties contained in this Agreement. Except as otherwise provided herein, all representations, warranties, covenants and agreements made by Sellers, the Company and Purchaser in this Agreement, the Closing Documents or in any certificate or other instrument delivered by Sellers, the Company or Purchaser under this Agreement or any of the Closing Documents shall survive the execution and delivery of this Agreement and the Closing Documents, regardless of any investigation made by or on behalf of any party; provided, however, that:

                  (a) the representations and warranties of Sellers, other than those contained in Sections 3.01 (first and fourth sentences only), 3.02, 3.03 and 3.04 (which shall survive indefinitely), and
         Section 3.21 (which shall survive as provided in subsection (b) of this Section 8.06), and the indemnification obligations of Sellers set forth in Section 8.02(d) and (e), shall terminate and have no further force or effect after the expiration of the two year period commencing on the Effective Time;

                 (b) the representations and warranties of Sellers contained in Section 3.21 shall terminate and have no further force or effect upon the expiration of the statute of limitations period applicable thereto; and

                 (c) the representations and warranties of Purchaser, other than those contained in Sections 4.01 (first sentence only) and
         4.02 and 4.10 (which shall survive indefinitely), shall terminate and have no further force or effect after the expiration of the two year period commencing on the Effective Time, and the indemnificiation obligations of Purchasers set forth in Section 8.01(d) and (e) shall survive indefinitely;

in each case unless notice of a Claim relating thereto shall be delivered by a Purchaser Indemnified Person to Sellers, or a Seller Indemnified Person to Purchaser, as the case may be, prior to the expiration of the specified period (other than those whose period of survival is indefinite and as to which Notice of Claims can be given at any time), in which case such representation, warranty or indemnity shall survive following such period solely with respect to such Claim until such Claim is resolved. The right to indemnification provided in this Article VIII shall be the exclusive remedy of any Purchaser Indemnified Person or Seller Indemnified Person with respect to the inaccuracy of any representation or the breach of any warranty made by Sellers or Purchaser in this Agreement.


                                   ARTICLE IX

                                 MISCELLANEOUS

                 Section 9.01. Notices. Any and all notices, requests or other communications hereunder shall be given in writing and delivered by: (a) regular, overnight or registered or certified mail (return receipt requested), with first class postage prepaid; (b) hand delivery; (c) facsimile transmission; or (d) overnight courier service, to the parties at the following addresses or facsimile numbers:

                 (i)      if to Sellers, to:

                          Richard L. Belveal and Albert J. Clerc
                          4227 Burnham Drive N.W.
                          Gig Harbor, Washington  98332
                          Facsimile Number:  (206) 851-6876
                          Telephone Number:  (206) 851-5956

                          With a copy to:

                          Roy F. Kussmann, Esq.
                          McGavick Graves, P.S.
                          P. O. Box 1317
                          Tacoma, Washington 98401-1317
                          Facsimile Number:  (206) 627-2247
                          Telephone Number:  (206) 627-1181


                 (ii)     if to Purchaser, to:

                          Pioneer Companies, Inc.
                          c/o Pioneer Americas, Inc.
                          700 Louisiana, Suite 4200
                          Houston, Texas  77002
                          Attention: Kent R. Stephenson, Esq.
                          Facsimile Number:   (713) 223-9202
                          Telephone Number:  (713) 225-3831

                          With a copy to:

                          Andrews & Kurth L.L.P.
                          4200 Texas Commerce Tower
                          600 Travis
                          Houston, Texas  77002
                          Attention: John T. Cabaniss, Esq.
                          Facsimile Number:   (713) 220-4285
                          Telephone Number:  (713) 220-4454

or at such other address or number as shall be designated by either of the parties in a notice to the other party given in accordance with this Section
9.01. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given: (A) in the case of a notice sent by regular or registered or certified mail, three Business Days after it is duly deposited in the mails; (B) in the case of a notice delivered by hand, when personally delivered; (C) in the case of a notice sent by facsimile, upon transmission subject to telephone confirmation of receipt; and (D) in the case of a notice sent by overnight mail or overnight courier service, the next Business Day after such notice is mailed or delivered to such courier, in each case given or addressed as aforesaid.

                 Section 9.02. Setoff. Purchaser shall have the right to set off and apply against any amounts owing to Purchaser by Sellers pursuant to the terms of this Agreement or any of the Closing Documents any amounts owing pursuant to the Subordinated Notes, subject to the following conditions:

                 (a) no set-off against the Subordinated Notes shall be made in effecting payment under any item of this indemnity until the amount of any asserted Claim, Loss or Liability and the costs of defending the same are finally determined by agreement between Purchaser and Sellers or by final decision of a court or arbitrators as provided herein;

                 (b) any amount set-off against the Subordinated Notes shall be applied to and reduce the payments next becoming due to the Trusts thereunder, with such next accruing installment payments being applied first to any amount Purchaser is entitled to set off hereunder;

                 (c) following the giving of any notice of Claim, and if, but only if, (i) Sellers fail to acknowledge in writing to Purchaser and accept responsibility to indemnify and defend Purchaser with respect to such Claim as herein provided, and (ii) the maximum amount of Sellers liability under this Article VIII, as determined by the Board of Directors of Purchaser acting in good faith ("Maximum Amount"), is equal to or exceeds the remaining principal balance of the Subordinated Notes determined as of the date such notice of Claim is given ("Balance Due"), any installment payments of interest or principal which may thereafter come due pursuant to the Subordinated Notes may be paid into an escrow account, with a bank or other financial institution and pursuant to escrow instructions mutually agreed by the Trusts and Purchaser acting reasonably and in good faith, with funds so deposited to be held in escrow pending final determination of the full extent of Sellers liability hereunder, and Purchaser shall not be deemed in default with respect to any such payments or part thereof so deposited in escrow; provided, however, that Purchaser shall be entitled to deposit in escrow, equally from each Subordinated Note, only that portion of the payment due which does not exceed the Maximum Amount; provided further that once a Claim, Loss or other Liability is finally determined not to be payable by Sellers (in whole or part), any funds deposited in escrow to which the Trusts are entitled shall be paid over to the Trusts in accordance with their respective interests in the Stock;

                 (d) the election of set-off shall not occur or be deemed to have occurred until and unless the set- off is actually consummated to effect payment of the Claim, Loss or Liability; and

                 (e) Purchaser shall have and retain such rights as it may have against Sellers for any Loss, Liability or Claim not fully compensated for by exercise of the right of set-off.

For all purposes of this Agreement, the exercise by Purchaser of its right of setoff as provided in this Section 9.02 shall not constitute a breach by Purchaser of any of its covenants or agreements contained in this Agreement, provided, however, the set-off provisions of this Section 9.02 shall constitute all of Purchaser's rights of set-off as to any amount payable under the Subordinated Notes and all other rights of set-off against the Subordinated Notes, whether legal or equitable, are hereby expressly waived and relinquished by Purchaser. The contractual set-off rights in this Section 9.02 are in addition to, and not in lieu of any and all other rights of set-off, whether legal or equitable, which either Purchaser or any Seller may have, all of which set-off rights are expressly reserved.

                 Section 9.03. Benefit and Burden. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their successors and permitted assigns.

                 Section 9.04. No Third Party Rights. Nothing in this Agreement shall be deemed to create any right in any creditor or other Person not a party hereto (other than the Seller Indemnified Persons and the Purchaser Indemnified Persons) and this Agreement shall not be construed in any respect to be a Contract in whole or in part for the benefit of any third party (other than the Seller Indemnified Persons and the Purchaser Indemnified Persons).

                 Section 9.05. Amendments and Waiver. No amendment, modification, restatement or supplement of this Agreement shall be valid unless the same is in writing and signed by the parties hereto. No waiver of any provision of this Agreement shall be valid unless in writing and signed by the party against whom that waiver is sought to be enforced. No failure or delay on the part of any party hereto in exercising any right, power or privilege hereunder and no course of dealing between or among any of the parties hereto shall operate as a waiver of any right, power or privilege hereunder. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. No notice to or demand on any party in any case shall entitle such party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of any party to any other or further action in any circumstances without notice or demand.

                 Section 9.06. Assignments. Except for Purchaser's right to assign any of its rights, interests and obligations under this Agreement to an Affiliate of Purchaser; and except for the right of a Trust to assign any of its rights and interests under this Agreement in connection with a permitted assignment of its interest in the Subordinated Notes, neither this Agreement nor any right, interest or obligation hereunder may be assigned by any party hereto and any attempt to do so shall be null and void; provided that no such assignment by a Trust shall relieve such Trust of its obligations as a Seller under this Agreement.

                 Section 9.07. Counterparts. This Agreement may be executed in counterparts and by the different parties in separate counterparts, each of which when so executed shall be deemed an original and all of which taken together shall constitute one and the same agreement.

                 Section 9.08. Captions and Headings. The captions and headings contained in this Agreement are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof if any question of intent should arise.

                 Section 9.09. Construction. The parties acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement with its legal counsel and that this Agreement shall be construed as if jointly drafted by the parties hereto.

                 Section 9.10. Severability. Should any clause, sentence, paragraph, subsection, Section or Article of this Agreement be judicially declared to be invalid, unenforceable or void, such decision will not have the effect of invalidating or voiding the remainder of this Agreement, and the parties agree that the part or parts of this Agreement so held to be invalid, unenforceable or void will be deemed to have been stricken herefrom by the parties, and the remainder will have the same force and effectiveness as if such stricken part or parts had never been included herein.

                 Section 9.11. Remedies. The parties agree that the covenants and obligations contained in this Agreement and the Closing Documents relate to special, unique and extraordinary matters and that a violation of any of the terms hereof or thereof would cause irreparable injury in an amount which would be impossible to estimate or determine and for which any remedy at law would be inadequate. As such, the parties agree that if either party fails or refuses to fulfill any of its obligations under this Agreement or any of the Closing Documents or to make any payment or deliver any instrument required hereunder or thereunder, then the other party shall have the remedy of specific performance, which remedy shall be cumulative and nonexclusive and shall be in addition to any other rights and remedies otherwise available under any other Contract or at law or in equity and to which such party might be entitled.

                 Section 9.12. Applicable Law. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF WASHINGTON, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

                 Section 9.13. Submission to Jurisdiction. Each of the parties hereby: (a) irrevocably submits to the non-exclusive personal jurisdiction of any Washington state or federal court sitting in Seattle, Washington, over any Claim arising out of or relating to this Agreement or any of the Closing Documents and irrevocably agrees that all such Claims may be heard and determined in such Washington state or federal court; and (b) irrevocably waives, to the fullest extent permitted by applicable Law, any objection it may now or hereafter have to the laying of venue in any proceeding brought in a Washington state or federal court sitting in Seattle, Washington, and any claim that any such proceeding brought in a Washington state or federal court sitting in Seattle, Washington, has been brought in an inconvenient forum; provided, however, that nothing in this Section 9.13 is intended to waive the right of either of the parties to remove any such action or proceeding commenced in any such Washington state court to an appropriate Washington federal court to the extent the basis for such removal exists under applicable Law. Each of the parties hereby irrevocably agrees that service of copies of the summons and complaint and any other process which may be served in any such action or proceeding may be made by mailing, by certified mail, a copy of such process to such party at its address for notices specified herein. As an alternative method of service, each of the parties also irrevocably consents to the service of any and all process in any such action or proceeding by the mailing by certified mail of copies of such process to it at its address for notices specified herein. Each of the parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Nothing in this Section 9.13 shall affect the right of either of the parties to serve legal process in any other manner permitted by Law or affect the right of either of the parties to bring any action or proceeding in the courts of any other jurisdictions, domestic or foreign.

                 Section 9.14. Arbitration. Upon the demand of either party, whether made before or after the institution of any judicial proceeding, any Dispute shall be resolved by binding arbitration in accordance with the terms of the arbitration provisions contained on Annex "B" attached hereto and incorporated herein for all purposes. Either party to this Agreement may, by summary proceedings (e.g., a plea in abatement or motion to stay further proceedings), bring any action in court to compel arbitration of any Dispute. Either party who fails or refuses to submit to binding arbitration following a lawful demand by the other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any Dispute.

                 Section 9.15. Expenses; Prevailing Party Costs. Each of Sellers and Purchaser shall pay its own expenses incident to this Agreement and the Closing Documents and the transactions contemplated hereby and thereby, including all legal and accounting fees and disbursements, and Sellers shall be solely liable for any and all expenses of the Company which are incident to this Agreement and the Closing Documents and the transactions contemplated hereby and thereby (other than customary general, administrative and overhead expenses incurred in the ordinary course of business). Notwithstanding anything contained herein or therein to the contrary, if any party commences an action against another party to enforce any of the terms, covenants, conditions or provisions of this Agreement or any of the Closing Documents, or because of a breach by a party of its obligations under this Agreement or any of the Closing Documents, the prevailing party in any such action shall be entitled to recover its Losses, including reasonable attorneys' fees, incurred in connection with the prosecution or defense of such action, from the losing party.

                 Section 9.16. Entire Agreement. This Agreement, the Western States Letter and the Closing Documents set forth all of the promises, agreements, conditions, understandings, warranties and representations among the parties with respect to the transactions contemplated hereby and thereby, and supersede all prior agreements, arrangements and understandings between the parties, whether written, oral or otherwise. There are no promises, agreements, conditions, understandings, warranties or representations, oral or written, express or implied, among the parties concerning the subject matter hereof or thereof except as set forth herein and therein.

                 IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.


                                        "SELLERS"



                                        ---------------------------------------
                                        Richard L. Belveal



                                        ---------------------------------------
                                        Albert J. Clerc

                                        Living Trust of Richard Belveal
                                          dated February 14, 1995


                                        By:
                                            -----------------------------------
                                            Richard L. Belveal, Trustee

                                        Clerc Family Trust No. 1988-1 dated
                                          July 25, 1988


                                        By:
                                            -----------------------------------
                                            Albert J. Clerc, Trustee


                                        By:
                                            -----------------------------------
                                            Patricia A. Clerc, Trustee

                                        "PURCHASER"

                                        PIONEER COMPANIES, INC.


                                        By:
                                            -----------------------------------
                                            Kent R. Stephenson
                                            Vice President, General Counsel and
                                              Secretary

                                   ANNEX "A"

                                  DEFINITIONS

                 "Administrative Proceeding" means any action taken by a Governmental Authority pursuant to or under any Law, including any Environmental Law, including any clean up, removal or remediation activity, notice of violation, notice of deficiency, notice of potential liability, inspection, investigation, site characterization or any notice or directive given by such Governmental Authority in connection with clean up, removal or remediation activity.

                 "Affiliate" means, with respect to any Person, any other
         Person: (i) that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person; and (ii) in the case of a natural person, that is the parent, spouse, child or sibling (herein, collectively "Related Persons") of such Person. The term "control" (including, with correlative meaning, the terms "controlling", "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

                 "Agreement" means the Stock Purchase Agreement to which this Annex A is attached, as the same may be amended, modified or supplemented from time to time.

                 "Annual Financial Statements" has the meaning specified in
         Section 3.07 of the Agreement.

                 "Assets and Properties" means all assets and properties of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, wherever situated, including any goodwill related thereto, and, with respect to any Person, means all such assets and properties operated, owned or leased by such Person.

                 "Balance Due" has the meaning set forth in Section 9.02(c).

                 "Belveal Trust" has the meaning set forth in the premises to this Agreement.

                 "Books and Records" means, with respect to any Person, all files, documents, instruments, papers, books and records relating to the business, operations, condition (financial and otherwise), results of operations and Assets and Properties of such Person, including financial statements, Tax returns and related guidelines, ledgers, journals, deeds, title policies, surveys, minute books, stock certificates and books, stock transfer ledgers, Contracts, Governmental Approvals, customer lists, vendor lists, representative listings, sales literature, computer files and programs, retrieval programs, operating data and plans and environmental studies and plans.

                 "Business Day" means any day on which commercial banks are not authorized or required to close in Seattle, Washington.

                 "Cash" means (i) cash and cash equivalents, (ii) securities which (A) are listed on the New York Stock exchange or the American Stock Exchange, (B) are reported on the Nasdaq Stock Exchange ("NASDAQ"), (C) are part of an issue which is listed on the New York Stock Exchange or the American Stock Exchange or reported on NASDAQ or
         (D) are regularly quoted by brokers or dealers making a market in such securities, (iii) readily marketable securities or obligations issued or guaranteed by the United States or any state, province, territory or other political subdivision thereof, (iv) securities issued or guaranteed by any national or state bank, savings and loan association, credit union or other financial institution and (v) any other item that would be reflected as cash or cash equivalents on a balance sheet prepared in accordance with generally accepted accounting principles, but reduced by credit balances in any cash accounts.

                 "CERCLA" has the meaning specified in the definition of "Environmental Laws."

                 "Claim" means any claim, demand, investigation, cause of action, suit, default, assessment, litigation or other proceeding, including arbitral proceedings and proceedings by or before any Governmental Authority.

                 "Clerc Trust" has the meaning set forth in the premises to this Agreement.

                 "Closing Date" means July 22, 1996 or such other date as shall be mutually agreed by the parties.

                 "Closing Documents" means the Subordinated Notes, the Guaranty, the Noncompetition Agreement, the Noncompetition and Employment Agreement, the Western States Letter and all other agreements, instruments and documents executed by or on behalf of Sellers, the Company or Purchaser or any of their respective Affiliates in connection with or relating to the Agreement, together with all agreements, instruments and documents referred to therein or contemplated thereby.

                 "Code" means the Internal Revenue Code of 1986, as amended.

                 "Commitment" has the meaning specified in Section 3.02 of the Agreement.

                 "Company" means T.C. Holdings, Inc., a New Mexico corporation, formerly named Western States Chemical Supply Corp.

                 "Confidentiality Agreement" shall have the meaning set forth in Section 5.01(a).

                 "Contract" means any agreement, lease, license, evidence of Debt, mortgage, deed of trust, note, bond, indenture, security agreement, commitment, instrument, understanding or other contract, obligation or arrangement of any kind.

                 "Debt" means, for any Person, all indebtedness, liabilities and obligations of such Person: (i) for the repayment of money borrowed (whether or not represented by bonds, debentures, notes, securities or other evidences of indebtedness); (ii) representing deferred payment of the purchase price for goods, services or Assets and Properties; (iii) under any lease which, in conformity with GAAP, is required to be capitalized for balance sheet purposes; (iv) under guaranties, endorsements (other than for collection or deposit in the ordinary course of business) or assumptions of, or other contingent obligations in respect of, or to purchase or otherwise acquire, any indebtedness, liabilities or other obligations of any other Person;
         (v) in respect of letters of credit; (vi) secured by a Lien existing on Assets and Properties owned by such Person, whether or not the indebtedness, liabilities or obligations secured thereby shall have been assumed by such Person; and/or (vii) to redeem or repurchase any of such Person's capital stock, warrants, equity interests or equivalents.

                 "Defaulting Party" has the meaning specified in Section 7.02 of the Agreement.

                 "Dispute" means any dispute or Claim by or between the parties arising out of, relating to or in connection with this Agreement.

                 "Dollar" and the sign "$" mean lawful money of the United
         States.

                 "Effective Time" has the meaning specified in Section 2.03.

                 "Employee Plans and Agreements" has the meaning specified in
         Section 3.19(a) of the Agreement.

                 "Employees" has the meaning specified in Section 3.17 of the Agreement.

                 "Environmental Claims, Liabilities and Losses" means, with respect to any Person, any Claim, Liability (including strict liability) or Loss arising out of (i) the presence, Release or threatened Release of any Hazardous Material located on, about, within or affecting any of the Assets and Properties of such Person; or (ii) any compliance, investigative, enforcement, cleanup, removal, containment, remedial, response, cost recovery, contribution, brownfields cleanup or other private or governmental or regulatory action at any time threatened, instituted or completed, which is in any way connected with (A) any Hazardous Material or (B) the activities of such Person or the ownership or operation of its Assets and Properties (1) in violation of any Environmental Law, (2) that results in any Administrative Proceeding or (3) that if reported to a Governmental Authority would likely result in any Administrative Proceeding.

                 "Environmental Laws" means any and all Laws and requirements of any Governmental Authority, including any Governmental Approval, judgment, decision, order, injunction, decree, restriction or determination, pertaining to health, safety or the environment now or hereafter in effect, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq., as amended by the Superfund Amendment and Reauthorization Act of 1986 and as further amended ("CERCLA"), the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq., as amended, the Solid Waste Disposal Act of 1976, 42 U.S.C. Section 6901 et seq., as amended, the Clean Air Act, 42 U.S.C. Section 7401 et seq., as amended, the Toxic Substances Control Act, 15 U.S.C.
         Section 2601 et seq., as amended, the Hazardous Materials Transportation Act, 49 Ap. U.S.C.A. Section 1801 et seq., as amended, the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C.
         Section 136 et seq., as amended, the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq., as amended, and comparable state and local Laws, and other environmental conservation and protection Laws, as such Laws and requirements may be amended, supplemented or superseded and in effect from time to time.

                 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed to also refer to any successor sections.

                 "Financial Statements" has the meaning specified in Section
         3.07 of the Agreement.

                 "Form 10-K" shall have the meaning specified in Section 4.06.

                 "GAAP" means generally accepted United States accounting principles, applied on a consistent basis, and which are applicable in the circumstances as of the date in question. Accounting principles are applied on a "consistent basis" when the accounting principles observed in a current period are comparable in all material respects to those accounting principles applied in preceding periods.

                 "Gig Harbor Property" means the real property heretofore owned by the Company in Gig Harbor, Washington, and located at 4227 Burnham Drive, N.W.

                 "Governmental Approval" means any authorization, consent, approval, license, franchise, lease, ruling, tariff, rate, permit, certificate or exemption of, or filing or registration with, any Governmental Authority.

                 "Governmental Authority" means any nation or government, any federal, state, county, province, city, town, municipality, local or other political subdivision thereof or thereto and any court, tribunal, department, commission, board, bureau, instrumentality, agency, council, arbitrator or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any other governmental entity with authority over the applicable Person or Assets and Properties.

                 "Guaranty" means the guaranty agreements executed by Pioneer and PWT in favor of the Trusts referenced in Section 2.04.

                 "Hazardous Materials" means any hazardous or toxic substances or contaminated material including asbestos (friable, non-friable or any other form), polychlorinated biphenyl and any flammable materials, explosives, radioactive materials, hazardous materials, hazardous waste, hazardous or toxic or regulated substances or related materials defined in or under any Environmental Laws and any other substance, waste, pollutant, contaminant or material, including petroleum products and derivatives, crude oil or fractions thereof or any chemical which causes cancer or reproductive effects, which are defined by applicable Law as hazardous or toxic or the use, transport, disposal, storage, treatment, recycling, handling, discharge, Release or emission of which is regulated or governed by any applicable Law.

                 "Indemnified Party" has the meaning specified in Section 8.04(a) of the Agreement.

                 "Indemnifying Party" has the meaning specified in Section 8.04(a) of the Agreement.

                 "Intellectual Property Rights" means all intellectual property rights used in, held for use in or necessary for the business of the Company or T.C. Products anywhere the Company or T.C. Products currently conducts operations or otherwise does business, including all technology, patents and patent rights, trademarks and trademark rights, trade names and trade name rights, service marks and service mark rights, service names and service name rights, brand names, trade names, trade secrets, inventions, copyrights and copyright rights, know-how, designs, labels, drawings, colors, information, computer programs and licenses.

                 "Laws" means all laws, statutes, rules, regulations, ordinances, orders, writs, injunctions or decrees and other pronouncements having the effect of law of any Governmental Authority, including Environmental Laws.

                 "Liability" means, with respect to any Person, any Debt, obligation and other liability of such Person, whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due, including liabilities for Taxes, material forward or long-term commitments, or unrealized or anticipated Losses from any unfavorable Contracts or commitments.

                 "Lien" means any mortgage, lien, charge, pledge, hypothecation, assignment, deposit arrangement, encumbrance, security interest, assessment, lease, adverse claim, levy, preference or priority or other security agreement of any kind or nature whatsoever (whether voluntary or involuntary, affirmative or negative, and whether imposed or created by operation of Law or otherwise) in, on or with respect to, or pledge of, any Assets and Properties or equity interests, whether now owned or hereafter acquired, or any other interest in Assets and Properties or equity interests designed to secure the repayment of Debt or any other obligation, whether arising by Contract, operation of Law or otherwise, or any Contract to give any of the foregoing, and including any conditional sale or other title retention agreement and any financing lease having substantially the same effect as any of the foregoing.

                 "Loss" means any and all damages (including consequential, punitive and exemplary), fines, penalties, judgments, deficiencies, losses, costs and expenses, including court costs, reasonable fees of attorneys, accountants and other experts and other reasonable expenses of any Claim.

                 "Material Adverse Effect" means (i) with respect to any Person a material adverse effect upon (A) the business, operations, properties, assets, condition (financial or other), results of operations or prospects of such Person and its subsidiaries, taken as a whole, or (B) the ability of such Person to perform its obligations under the Agreement or any of the Closing Documents or to consummate the transactions contemplated thereby, or (ii) in the case of the representations and warranties with respect to the Company and T.C. Products set forth in Article III, any act, omission, event, circumstance or condition which alone could reasonably be expected to result in Losses or Liabilities of the Company or T.C. Products in excess of $5,000 per occurrence or which, together with all other acts, omissions, events, circumstances and conditions could reasonably be expected to result in Losses or Liabilities of the Company or T. C. Products in excess of $25,000 in the aggregate (this clause (ii) also identifying matters which, as to any Person, would be considered "material"). Any determination as to whether any act, omission, event, circumstance or condition has a Material Adverse Effect on or is material to any Person shall be made only after taking into account all effective insurance coverage and effective indemnification with respect to such act, omission, event, circumstance or condition to the extent such insurance coverage or indemnification is not disputed.

                 "Maximum Amount" has the meaning set forth in Section 9.02(c).

                 "Noncompetition Agreement" means a noncompetition agreement, substantially in the form attached hereto as Exhibit "C", to be executed by Belveal, the Company and Purchaser at Closing.

                 "Noncompetition and Employment Agreement" means a noncompetition and employment agreement, in substantially the form attached hereto as Exhibit "B", to be entered into by Clerc, the Company and Purchaser at Closing.

                 "PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto.

                 "Permitted Encumbrances" means any and all: (i) Liens for Taxes if the same shall at the time not be delinquent or thereafter may be paid without penalty; (ii) Liens consisting of minor easements, zoning restrictions or other restrictions on the use of real property that do not materially affect the value of the Assets and Properties encumbered thereby or materially impair the ability of the Company to use such Assets and Properties in its business; (iii) Liens of landlords, mechanics, materialmen, warehousemen, carriers or other statutory Liens securing obligations that are not yet due and are incurred in the ordinary course of business; and (iv) Liens resulting from deposits to secure payments of workmen's compensation or other social security programs or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids or Contracts in the ordinary course of business.

                 "Person" means any individual, firm, corporation, trust, association, company, limited liability company, joint stock company, partnership, joint venture, Governmental Authority or other entity or enterprise.

                 "Pioneer" has the meaning set forth in the premises to this Agreement.

                 "Pre-Closing Taxes" has the meaning specified in Section 5.07(b) of the Agreement.

                 "Prohibited Transaction" has the meaning specified in Section 3.19(d) of the Agreement.

                 "Purchase Price" has the meaning specified in Section 2.02 of the Agreement.

                 "Purchaser" has the meaning specified in the introductory paragraph of the Agreement.

                 "Purchaser Financial Statements" has the meaning specified in
         Section 4.07.

                 "Purchaser Indemnified Persons" has the meaning specified in
         Section 8.02 of the Agreement.

                 "Purchaser Representatives" has the meaning specified in
         Section 5.01 of the Agreement.

                 "PWT" has the meaning set forth in Section 2.04.

                 "Qualified Plans" has the meaning specified in Section 3.19(b) of the Agreement.

                 "Receivables" has the meaning specified in Section 3.15 of the Agreement.

                 "Receivables Schedule Date" has the meaning specified in
         Section 3.15 of the Agreement.

                 "Related Schedules" means schedules which set forth all capital expenditures of, and all transfers or payments of cash or other Assets and Properties between, the Company and T.C. Products for and during the periods covered by each of the Financial Statements included in Schedule 3.07.

                 "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment (including the abandonment or discarding of barrels, containers and other closed receptacles).

                 "Reserves" has the meaning specified in Section 3.15 of the Agreement.

                 "Securities Act" means the Securities Act of 1933, as amended.

                 "Sellers" has the meaning specified in the introductory paragraph of the Agreement.

                 "Seller Indemnified Persons" has the meaning specified in
         Section 8.01 of the Agreement.

                 "Stock" has the meaning specified in the recitals of the Agreement.

                 "Subordinated Notes" means promissory notes, substantially in the form attached hereto as Exhibit "D", to be issued by Purchaser and delivered to Sellers at the Closing pursuant to Sections 2.04 and 6.02(c).

                 "Taxes" or "Tax" means any and all taxes, assessments, imposts, deductions, charges, withholdings, claims and levies assessed or imposed by any Governmental Authority and all Liabilities with respect thereto, including any penalties, interest, additions to tax, sales, use, transfer, stock transfer, real property transfer, recording, gains, stamp, documentary, income, franchise, excise and property taxes, charges and similar levies and fees.

                 "Transfer" has the meaning specified in Section 3.31(c).

                 "T-Chem" has the meaning set forth in Section 2.04.

                 "T. C. Products Annual Financial Statements" has the meaning specified in Section 3.07.

                 "T.C. Products Unaudited Financial Statements" has the meaning specified in Section 3.07.

                 "Trusts" means the Clerc Trust and the Belveal Trust.

                 "Unaudited Financial Statements" has the meaning specified in
         Section 3.07 of the Agreement.

                 "United States" and "U.S." mean the United States of America and its territories and possessions.

                 "Western States Letter" means that certain letter dated July 3, 1996 relating to the formation and existence of Western States Chemical, Inc. executed by Clerc, Belveal and Pioneer.

                                   ANNEX "B"

                             ARBITRATION PROVISIONS

(a) All Disputes between the parties submitted to arbitration shall be resolved by binding arbitration administered by the American Arbitration Association (the "AAA") in accordance with, and in the following order of priority: (i) the terms of these arbitration provisions; (ii) the Commercial Arbitration Rules of the AAA; (iii) the Federal Arbitration Act (Title 9 of the United States Code); and
         (iv) to the extent the foregoing are inapplicable, unenforceable or invalid, the Laws of the State of Washington. The validity and enforceability of these arbitration provisions shall be determined in accordance with this same order of priority. In the event of any inconsistency between these arbitration provisions and such rules and statutes, these arbitration provisions shall control. Judgment upon any award rendered hereunder shall be entered in any court having jurisdiction.

(b) All statutes of limitation applicable to any Dispute shall apply to any proceeding in accordance with these arbitration provisions.

(c) Arbitrators are empowered to resolve Disputes by summary rulings substantially similar to summary judgments and motions to dismiss. Arbitrators shall resolve all Disputes in accordance with the applicable substantive Law. Any arbitrator selected shall be required to be experienced and knowledgeable in the substantive Laws applicable to the subject matter of the Dispute. With respect to a Dispute in which the claims or amounts in controversy do not exceed $250,000, a single arbitrator shall be chosen and shall resolve the Dispute. In such case, the arbitrator shall be required (unless all parties to the proceeding shall otherwise agree in writing) to make specific, written findings of fact, and shall have authority to render an award up to but not to exceed $250,000, including all amounts properly payable and costs, fees and expenses. A Dispute involving claims or amounts in controversy exceeding $250,000, shall be decided by a majority vote of a panel of three arbitrators (an "Arbitration Panel"), the determination of any two of the three arbitrators constituting the determination of the Arbitration Panel; provided, however, that all three arbitrators on the Arbitration Panel must actively participate in all hearings and deliberations. Arbitrators, including any Arbitration Panel, may grant any remedy or relief deemed just and equitable and within the scope of these arbitration provisions and may also grant such ancillary relief as is necessary to make effective any award. Arbitration Panels shall be required (unless all parties to the proceeding shall otherwise agree in writing) to make specific, written findings of fact and conclusions of law. The determination of an arbitrator or Arbitration Panel shall be binding on all parties and shall not be subject to review or appeal.

(d) To the maximum extent practicable, the AAA, the arbitrator (or the Arbitration Panel, as appropriate) and the parties shall take any action necessary to require that an arbitration proceeding hereunder shall be concluded within 180 days of the filing of the Dispute with the AAA. Unless the parties shall agree otherwise, arbitration proceedings hereunder shall be conducted in San Francisco, California. Arbitrators shall be empowered to impose sanctions, permit or order depositions and discovery and to take such other actions as they deem necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure and applicable law. With respect to any Dispute, each party agrees that all discovery activities shall be expressly limited to matters directly relevant to the Dispute and any arbitrator, Arbitration Panel and the AAA shall be required to fully enforce this requirement. The provisions of these arbitration provisions shall survive any termination, amendment or expiration of this Agreement, unless the parties otherwise expressly agree in writing. To the extent permitted by applicable Law, arbitrators, including any Arbitration Panel, shall have the power to award recovery of all costs and fees (including attorneys' fees, administrative fees and arbitrators' fees) to the prevailing party or, if no clear prevailing party, as the arbitrator (or Arbitration Panel, if applicable) shall deem just and equitable. Each party agrees to keep all Disputes and arbitration proceedings strictly confidential, except for disclosures of information required by applicable Law.

                                 July 22, 1996

Living Trust of Richard L. Belveal
   dated February 14, 1995
Clerc Family Trust No. 1988-1
   dated July 25, 1988
Richard L. Belveal
Albert J. Clerc
4227 Burnham Drive N.W.
Gig Harbor, Washington 98332

                  First Amendment to Stock Purchase Agreement

Gentlemen:

                 Reference is made to that certain Stock Purchase Agreement by and among the Living Trust of Richard L. Belveal dated February 14, 1995, the Clerc Family Trust No. 1988-1 dated July 25, 1988, Richard L. Belveal and Albert J. Clerc, as Sellers, and Pioneer Companies, Inc., as Purchaser dated as of July 3, 1996 ("Stock Purchase Agreement"). Capitalized terms used but not defined herein shall have the meanings set forth in the Stock Purchase Agreement.

                 Sellers and Purchaser desire to amend the Stock Purchase Agreement in certain respects. Accordingly, in consideration of the mutual covenants and agreements contained herein and in the Stock Purchase Agreement, Sellers and Purchaser hereby agree as follows:

                 Section 1. Calculation of Purchase Price. Section 2.02 shall be amended by: (i) deleting clause (f) in its entirety and inserting the word "and" before the beginning of clause (e), and (ii) deleting the parenthetical in the last sentence in its entirety.

                 Section 2. Closing Date. The definition of "Closing Date" contained in Annex "A" shall be changed to read in its entirety as follows:

                 "Closing Date" means July 31, 1996 or such other date as shall be mutually agreed by the parties"

                 Section 3.       Guarantors.  The last sentence of Section
2.04 shall be revised hereafter to read in its entirety as follows:

                 "Payment of the Subordinated Notes shall be guaranteed by Pioneer and by Pioneer Americas, Inc., a Delaware corporation and indirectly wholly-owned subsidiary of Pioneer ("Pioneer Americas"), pursuant to Guaranty Agreements (collectively "Guaranty") each in substantially the form attached as Exhibit A to this Agreement, except that the

Living Trust of Richard L. Belveal, et al.
July 22, 1996
Page 2


                 Guaranty to be executed by Pioneer Americas shall include the provision attached as Exhibit A to the letter agreement amending this Agreement dated July 22, 1996."

                 References to "PWT" in Section 6.02(c) and clauses (v) and
(viii) of Section 6.02(d) of the Stock Purchase Agreement and in the definition of "Guaranty" in Annex "A" thereto shall be deleted and in its place shall be inserted the words "Pioneer Americas." The definition of "PWT" in Annex "A" thereto shall be deleted.

                 Section 4. Capitalization of the Company. The first sentence of Section 3.02 shall be amended in its entirety hereafter to read as follows:

                 "The authorized capital stock of the Company consists of 50,000 shares of common stock, par value $1.00 per share, of which 1,000 shares representing the Stock are issued and outstanding."

                 Section 5.       Employment and Noncompetition Agreements.
Section 5.12 of the Stock Purchase Agreement shall be amended in its entirety hereafter to read as follows:

                 "On or prior to Closing (a) Clerc shall have executed and delivered to T. C. Products, and T. C. Products shall accept, a Noncompetition and Employment Agreement ("Noncompetition and Employment Agreement") in substantially the form attached hereto as Exhibit B and (b) Belveal shall have executed and delivered to T. C. Products, and T. C. Products shall accept, a Noncompetition Agreement ("Noncompetition Agreement") in substantially the form attached hereto as Exhibit C."

Additionally, the forms of such Noncompetition and Employment Agreement for Clerc and Noncompetition Agreement for Belveal shall be in substantially the forms attached to this letter agreement as Exhibits B and C, respectively.

                 Section 6. Post-Closing Mergers. Section 5.13 shall be amended hereafter to read in its entirety as follows:

                 "Not later than thirty (30) days after the Closing Date, and unless All-Pure Chemical Co. ("All-Pure") is assignee and succeeds to the rights of Purchaser pursuant to Section 9.06 of this Agreement, Pioneer agrees to cause any assignee Purchaser pursuant to Section 9.06 other than All-Pure which is issuer of the Subordinated Notes to be merged with and into the Company and T. C. Products, with the intent and result that T. C. Products shall in such instance be the surviving

Living Trust of Richard L. Belveal, et al.
July 22, 1996
Page 3


                 corporation and successor to the obligations to the Trusts evidenced by the Subordinated Notes. Failure timely to satisfy this covenant shall be an event of default under the Subordinated Notes."

                 Section 7. Audited Financials. Section 6.03(h) shall be supplemented by inserting at the end, after 1996 and prior to the semicolon, a punctuation mark consisting of a period and the following added sentence:

                 "All costs and expenses incurred in obtaining such audited financial statements shall be borne and paid by Purchaser;"

                 Section 8.       Outside Closing Date.  Subsections (c) and
(d) of Section 7.01 shall be amended to change the date therein set forth from July 22, 1996 to July 31, 1996.

                 Section 9. Effective Amendment. Except as amended and modified by this letter agreement, the Stock Purchase Agreement shall continue in full force and effect. The Stock Purchase Agreement and this letter agreement shall be read, taken and construed as one and the same instrument. Upon the effectiveness of this letter agreement, each reference in the Stock Purchase Agreement to "this Agreement" shall be and mean a reference to the Stock Purchase Agreement as amended hereby.

                 Section 10. Execution and Delivery; Counterparts. This letter agreement may be executed and delivered by facsimile exchange of executed signature pages and signed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and it shall not be necessary in making proof of this letter agreement to produce or account for more than one such counterpart.

                 Section 11. Entire Agreement. This letter agreement (a) constitutes the entire contract between the parties relative to the amendments to the Stock Purchase Agreements made hereby (b) supersedes all prior agreements, consents and understandings relating to such amendments and (c) may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties.

                 Section 12. Governing Law. This Letter Agreement shall be governed and enforced in accordance with, and the rights of the parties shall be governed by, the internal laws of the State of Washington, without reference to principles of conflicts of law.

                 Section 13. Binding Effect. This letter agreement shall be binding upon and shall inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

                 Section 14. Effectiveness. Upon the execution and delivery of this letter agreement by the parties hereto, this Letter Agreement shall be and become a binding agreement among the parties hereto.

Living Trust of Richard L. Belveal, et al.
July 22, 1996
Page 4

                 If the foregoing accurately sets forth your agreement with respect to the matters covered hereby, please so indicate by signing your names in the spaces provided below.

                              "SELLERS"


                              ________________________________________________
                              Richard L. Belveal


                              ________________________________________________
                              Albert J. Clerc

                              Living Trust of Richard Belveal
                                dated February 14, 1995


                              By:_____________________________________________
                                   Richard L. Belveal, Trustee

                              Clerc Family Trust No. 1988-1 dated July 25, 1988


                              By:_____________________________________________
                                 Albert J. Clerc, Trustee


                              By:_____________________________________________
                                 Patricia A. Clerc, Trustee

                              "PURCHASER"

                              PIONEER COMPANIES, INC.


                              By:_____________________________________________
                                 Kent R. Stephenson
                                 Vice President, General Counsel and Secretary